Exhibit 10.12
CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED
AND REPLACED WITH “[***]”. SUCH IDENTIFIED INFORMATION HAS BEEN
EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS (I) NOT MATERIAL AND
(II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

Execution Version

STADIUM COMPLEX CORNERSTONE NAMING RIGHTS AND SPONSORSHIP AGREEMENT
by and between
STADCO LA, LLC
and
SOCIAL FINANCE, INC.
September 14, 2019

-i-

(continued)
-ii-

(continued)
-iii-

(continued)
-iv-

(continued)

		Page

(q)	Exculpation	42

(r)	No Inferences	42

(s)	Waiver of Jury Trial	42

(t)	General Interpretive Principles	42

(u)	Further Assurances	43

(v)	Time is of the Essence	43

(w)	Expenses	43

(x)	No Team or Stadium Event Representations, Warranties, or Covenants	43

(y)	No Consultants	43
SCHEDULE 1    Depiction of the Stadium Plazas
SCHEDULE 2    Naming Rights Assets
SCHEDULE 3    Team Assets
SCHEDULE 4    Naming Rights Partner Marks
SCHEDULE 5    Stadium Marks (including Stadium Logos)
SCHEDULE 6    Team Marks
EXHIBIT A    Naming Rights Partner Signage Plan
-v-

STADIUM COMPLEX CORNERSTONE NAMING RIGHTS AND SPONSORSHIP AGREEMENT
This Stadium Complex Cornerstone Naming Rights and Sponsorship Agreement (this “Agreement”) is made and entered into as of September 14, 2019 (the “Effective Date”) by and between (i) Social Finance, Inc., a Delaware corporation (“Naming Rights Partner”), and (ii) Stadco LA, LLC, a Delaware limited liability company (“StadCo”). Naming Rights Partner and StadCo are referred to in this Agreement individually as a “Party” and collectively as the “Parties.”
Recitals
A.    StadCo is constructing and, once completed, will own and operate a (i) multi-purpose sports and entertainment stadium in Inglewood, California (the “Stadium”), which will, among other things, serve as the home stadium for the National Football League (“NFL”) member clubs known as the Los Angeles Rams and the Los Angeles Chargers (each, a “Team” and, collectively, the “Teams”), and (ii) plaza areas adjacent to the Stadium as depicted on Schedule 1 (the “Stadium Plazas” and, together with the Stadium, the “Stadium Complex”).
B.    The Stadium Complex will be (i) under a common roof with an approximately 5,500-seat flex performance venue (the “Performance Venue”) and (ii) adjacent to an entertainment district, which is anticipated to include office space, retail space, residential space, and open space (including open space dedicated for public use), as well as hotel and dining options (the “District”).
C.    StadCo has entered into license agreements with the Teams whereby StadCo has the right to include certain rights and benefits of the Teams as part of this Agreement and to bind the Teams to honor the duties and obligations of StadCo as they relate to the Teams pursuant to this Agreement.
D.    Naming Rights Partner desires to become, and StadCo desires that Naming Rights Partner becomes, the naming rights partner of the Stadium Complex entitled to receive certain rights and assets associated with the Stadium Complex set forth on Schedule 2 (collectively, the “Naming Rights Assets”), subject to the terms and conditions of this Agreement.
E.    Naming Rights Partner desires to receive from StadCo, and StadCo desires to grant to Naming Rights Partner, the cornerstone sponsorship rights and assets associated with the Teams set forth on Schedule 3 (the “Team Assets” and, collectively with the Naming Rights Assets, the “Assets”), subject to the terms and conditions of this Agreement.
Agreement
Therefore, in consideration of the mutual covenants set forth herein, the sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows:

1.    Definitions.
“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with such Person, except that for purposes of this Agreement, SoftBank Group Corp. shall not be considered an Affiliate of Naming Rights Partner.
“Agreement” has the meaning set forth in the introductory paragraph.
“[***]”.
“[***].
“[***].
“Appraisal Request” has the meaning set forth in Section 16(a).
“Appraiser” has the meaning set forth in Section 16(a).
“[***].
“Asset(s)” has the meaning set forth in Recital E.
“Asset Costs” has the meaning set forth in Section 5(f)(iii).
“Assign” has the meaning set forth in Section 17(h)(i).
“Assignment” has the meaning set forth in Section 17(h)(i).
“[***].
“Casualty Event” has the meaning set forth in Section 8(d)(i).
“Champions Plaza” has the meaning set forth in Section 3(a).
“Claim” has the meaning set forth in Section 13(c).
“Contract Year” means the Initial Contract Year and each subsequent twelve (12) month period, each beginning on April 1st and ending on the immediately following March 31st[***].
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract, or otherwise. Ownership of more than fifty percent (50%) of the beneficial and voting interests of any Person shall be conclusive evidence that control exists. “Controlling” and “Controlled” have meanings correlative thereto.
“[***].
“[***].

“Dispute” has the meaning set forth in Section 15(a).
“District” has the meaning set forth in Recital B.
“District Sponsorship Agreement” means the District Cornerstone Sponsorship Agreement entered into between Naming Rights Partner and HP DistrictCo LA, LLC dated as of the Effective Date.
“Effective Date” has the meaning set forth in the introductory paragraph.
“[***].
“Exclusive Category” has the meaning set forth in Section 4(b), subject to the exceptions and limitations set forth in Sections 4(c) and 4(d).
“Expiration Date” has the meaning set forth in Section 2(a).
“Fees” has the meaning set forth in Section 5(c).
“[***].
“Finance Counterparty” has the meaning set forth in Section 17(h)(iii).
“Financing” has the meaning set forth in Section 17(h)(iii).
“Force Majeure Event” means, with respect to either Party, an event or condition that is caused by facts and circumstances that are beyond the reasonable control of such Party, which wholly or partially prevents or delays the performance of any of the duties, responsibilities, or obligations (except for the payment of money) of such Party, including the enactment, imposition, or modification of any Law that occurs after the Effective Date and that prohibits or materially impedes the performance of the obligations of the Parties under this Agreement; confiscation, seizure, or condemnation by any governmental authority; act or the failure to act of any governmental authority; compliance with any order or regulation of any governmental authority; war or war-like action (whether actual, pending, or expected and whether de jure or de facto); arrest or other restraint of government (civil or military); blockade or embargo; insurrection, civil disturbance, riot, or national emergency; epidemic or national health emergency; act of God, fire, landslide, lightning, earthquake, hurricane, storm, flood, drought, wash-out, or explosions; nuclear reaction or radiation or radioactive contamination; act of terrorism or sabotage; strike or other labor trouble (but excluding a Work Stoppage); failure of a utility provider; or interruption of or delay in transportation.
“[***].
“Indemnified Person” has the meaning set forth in Section 13(c).
“Indemnifying Person” has the meaning set forth in Section 13(c).
“Initial Contract Year” means the period beginning on the Stadium Opening Date and ending on the immediately following March 31st.

“JAMS” means JAMS, Inc.
“Law” means any federal, state, local, or foreign constitution, treaty, law, statute, ordinance, rule, code, regulation, order, writ, decree, injunction, judgment, stay, or restraining order, or any judgment, opinion, decree, or ruling of any governmental authority, in each case whether currently in effect or subsequently enacted or amended, that may affect the respective rights or obligations of the Parties set forth in this Agreement.
“[***].
“Limited Exclusivity Events” has the meaning set forth in Section 4(d)(ii).
“Loss” has the meaning set forth in Section 13(a).
“[***].
“Marks” means, collectively, the Stadium Marks, Team Marks, and Naming Rights Partner Marks.
“Major Event” has the meaning set forth in Section 4(d)(v).
“Mobile Application” has the meaning set forth in Section 10(i)(ii).
“Name Change Notice” has the meaning set forth in Section 3(e)(ii).
“[***].
“Naming Rights Assets” has the meaning set forth in Recital D.
“Naming Rights Partner” has the meaning set forth in the introductory paragraph.
“Naming Rights Partner Default” has the meaning set forth in Section 6(a).
“Naming Rights Partner Indemnified Party” and “Naming Rights Partner Indemnified Parties” have the respective meanings set forth in Section 13(b).
“Naming Rights Partner Marks” means those trademarks and service marks set forth in Schedule 4 (as may be amended from time to time).
“Naming Rights Partner Signage Plan” means the signage plan for the Stadium Complex attached to this Agreement as Exhibit A.
“[***].
“NFL” has the meaning set forth in Recital A.
“NFL Commissioner” means the Office of the Commissioner of the NFL established pursuant to the NFL Constitution.

“NFL Constitution” means the Constitution and Bylaws of the National Football League as in effect from time to time.
“NFL Entities” means the NFL; [***]; any successor or future entity that is directly or indirectly jointly owned or Controlled by all or substantially all of the NFL member clubs under the NFL Constitution; and each and all of their respective past, present, and future Affiliates, subsidiaries, successors, and assigns.
“NFL Management Council” means the association formed by the member clubs of the NFL to act as the representative of such member clubs in the conduct of collective bargaining and other player relations activities of mutual interest to such member clubs.
“NFL Rules” means the NFL Constitution and the Articles of Association and Bylaws of the NFL Management Council, including any amendments to either such document and any interpretations of either such document issued from time to time by the NFL Commissioner; all operative NFL or NFL Management Council resolutions; any existing or future agreements entered into by the NFL or the NFL Management Council, including any television agreements or any collective bargaining or other labor agreements (including any NFL player salary guarantees and pension fund agreements); any agreements made in settlement of any litigation against the NFL, the NFL Management Council, or the NFL member clubs (including litigation against such clubs, or agreements made by such clubs, jointly or collectively); and such other rules, standards, bulletins, guidelines, directives, decisions, or policies as the NFL, the NFL Management Council, or the NFL Commissioner may issue from time to time.
“No-Signage Event” has the meaning set forth in Section 4(d)(iv).
“[***].
“Objection Notice” has the meaning set forth in Section 3(e)(ii).
“Obscure” means to cover, obscure, block, or temporarily or permanently remove, or otherwise take any action primarily intended to obstruct or otherwise alter the view of signage.
“Olympics” or “Olympic Games” means the events which comprise the Olympics sponsored by the International Olympics Committee, International Paralympic Committee, or their respective successor organizations.
“Other Sponsorship Agreement” means either the District Sponsorship Agreement or the Performance Venue Sponsorship Agreement.
“[***].
“Parties” and “Party” have the meanings set forth in the introductory paragraph.
“Performance Venue” has the meaning set forth in Recital B.

“Performance Venue Sponsorship Agreement” means the Performance Venue Cornerstone Sponsorship Agreement entered into between Naming Rights Partner and Performance Company LA, LLC dated as of the Effective Date.
“Permitted Name Change” has the meaning set forth in Section 3(e)(i).
“Person” means any natural person, corporation, partnership, limited partnership, limited liability company, estate, trust, joint venture, association, governmental entity, or other form of entity or business organization.
“[***].
“[***].
“Social Media Accounts” has the meaning set forth in Section 10(i)(i).
“[***].
“Sponsorship Fees” has the meaning set forth in Section 5(a).
“StadCo” has the meaning set forth in the introductory paragraph.
“StadCo Additional Insureds” has the meaning set forth in Section 13(d)(i).
“StadCo Default” has the meaning set forth in Section 6(c).
“StadCo Indemnified Party” and “StadCo Indemnified Parties” have the respective meanings set forth in Section 13(a).
“Stadium” has the meaning set forth in Recital A.
“Stadium Complex” has the meaning set forth in Recital A.
“Stadium Domain Name” has the meaning set forth in Section 10(h).
“Stadium Logos” has the meaning set forth in Section 3(c)(i).
“Stadium Marks” means the Stadium Name, the Stadium Logos, and those trademarks and service marks set forth in Schedule 5 (as may be amended from time to time), none of which shall contain or incorporate (i) the Team Marks or (ii) any color schemes which are confusingly similar to those associated with the Team Marks or otherwise are intended to be similar to the color schemes (e.g., if the Team Mark color scheme is yellow, blue, and white, the Stadium Marks cannot include a color scheme that is also yellow, blue, and white, even if a different shade of yellow, blue, and white).
“Stadium Name” has the meaning set forth in Section 3(d)(i).
“Stadium Name Change Fee” has the meaning set forth in Section 3(e)(vi).

“Stadium Opening Date” means the date on which the Stadium is first open for its first event.
“Stadium Plazas” has the meaning set forth in Recital A.
“Stadium Website” has the meaning set forth in Section 10(h).
“Style Guide” has the meaning set forth in Section 10(m)(i).
“Substitute Asset” means a substitute promotional or advertising right or benefit having promotional value not less than that of the applicable undelivered Asset.
“[***].
“Team” and “Teams” have the respective meanings set forth in Recital A.
“Team Assets” has the meaning set forth in Recital E.
“Team Marks” means those trademarks and service marks set forth in Schedule 6 (as may be amended from time to time).
“Team NFL Home Game” means with respect to each Team, [***] game played at the Stadium.
“Term” has the meaning set forth in Section 2(a).
“[***].
“Territory” means the territory established from time to time by the NFL as the home marketing area of each of the Teams.
“USPTO” means the United States Patent and Trademark Office.
“Venue” has the meaning set forth in Section 3(d)(iii).
“[***].
“Work Stoppage” means the occurrence of a strike, work stoppage, lockout, or other suspension or cancellation of NFL play arising out of or as a result of a labor dispute involving NFL players or NFL referees.
2.    Term.
(a)    Term. This Agreement shall commence on the Effective Date and shall expire at 11:59 pm Pacific Time on the last day of the twentieth (20th) Contract Year (such date, the “Expiration Date”), unless extended or earlier terminated or reduced in accordance with the terms of this Agreement (the “Term”).

(b)    Termination of any Other Sponsorship Agreement. Notwithstanding anything to the contrary in this Agreement, this Agreement shall automatically and immediately terminate, without any further action by or notice to either Party, upon any termination of any Other Sponsorship Agreement in accordance with its terms. In such event, the termination of this Agreement shall become effective at the same time that the termination of such Other Sponsorship Agreement becomes effective, and neither Party shall have any further obligation to the other Party or rights under this Agreement other than those that survive termination in accordance with this Agreement, provided, however, that nothing in this Section 2(b) shall limit a Party’s rights and remedies at law and in equity in case of a termination of this Agreement or any Other Sponsorship Agreement.

(c)    No Continued Use Upon Expiration or Termination. Immediately following the Expiration Date or earlier termination of this Agreement in accordance with the terms of this Agreement (but subject to each Party’s legal rights and remedies to dispute an early termination of this Agreement), (i) the licenses granted in Section 10 will automatically terminate and (ii) StadCo shall be free to rename the Stadium Complex. Following the Expiration Date or earlier termination of this Agreement in accordance with the terms of this Agreement, subject to any permitted historical uses pursuant to Section 10(c) and inventory run-out uses pursuant to Section 10(k), StadCo shall (i) cease all use of the Stadium Marks and Naming Rights Partner Marks as soon as reasonably practicable, (ii) no longer refer to the Stadium Complex by the Stadium Name in its advertising or promotional materials or any other communications, and (iii) use good faith efforts to notify parties contracting with StadCo not to use the Stadium Name; provided that StadCo shall have a period of twelve (12) months after the expiration or termination of this Agreement to remove any references to, or displays of, the Stadium Marks and Naming Rights Partner Marks on the signs or advertisements on and in the Stadium Complex provided for under this Agreement. Upon the expiration or termination of this Agreement, subject to any permitted historical uses pursuant to Section 10(c) and inventory run-out uses pursuant to Section 10(k), Naming Rights Partner and its Affiliates shall cease all use of the Team Marks and the Stadium Marks and shall no longer refer to the Stadium Complex by the Stadium Name.
(d)    [***].
3.    Assets.
(a)    Naming Rights Assets. During the Term, subject to the terms and conditions of this Agreement, StadCo grants to Naming Rights Partner the rights with respect to the Naming Rights Assets as set forth on Schedule 2. After consultation with Naming Rights Partner, StadCo will use its commercially reasonable efforts to implement the Naming Rights Assets, and will diligently work to have the Naming Rights Assets implemented as soon as possible. StadCo acknowledges and agrees that its obligation to have the Naming Rights Assets implemented as soon as possible shall include, without limitation, the obligation to work with Naming Rights Partner to promote Naming Rights Partner as the naming rights partner of the Stadium Complex during the period between the Effective Date and the Stadium Opening Date. For the avoidance of doubt, Naming Rights Partner acknowledges and agrees that the Naming Rights Assets do not extend to, or prevent StadCo from granting to any other Person, the right to name and brand areas or elements that are part of or within the Stadium Complex, including without limitation, all or any part of the Stadium Plazas (including the plaza currently contemplated as “Champions Plaza”), premium seating areas, corners, clubs, lounges, concourses, gates and entrances, unless the right to name or brand such areas or elements are expressly within the scope of the Naming Rights Assets.
(b)    Team Assets. Commencing on the Stadium Opening Date and continuing throughout the Term, subject to the terms and conditions of this Agreement, StadCo grants to Naming Rights Partner the rights with respect to the Team Assets as set forth on Schedule 3, and after consultation with Naming Rights Partner, StadCo will use its commercially reasonable efforts to implement the Team Assets, and will diligently work to have the Team Assets implemented as soon as possible during such period.
(c)    Stadium Logos; Signage, Displays, and other Collateral.
(i)    The logos for the Stadium Complex, incorporating the Stadium Name, including the style and color, are identified and set forth on Schedule 5 (the “Stadium Logos”). The Parties acknowledge that the Stadium Logos set forth on Schedule 5 are interim Stadium Logos. The Parties shall have thirty (30) days from the Effective Date to mutually agree upon revised Stadium Logos, and for avoidance of doubt, any such changes or supplements to the interim Stadium Logos set forth on Schedule 5 within such thirty (30) day period shall not constitute a change in the Stadium Logos as provided in Section 3(c)(ii). If the Parties do not agree upon revised Stadium Logos within such thirty (30) day period, then the interim Stadium Logos set forth on Schedule 5 shall constitute the Stadium Logos for purposes of this Agreement except as otherwise agreed upon by the Parties. Any signage, displays, and other Assets and all associated collateral shall be subject to StadCo’s prior written approval as provided in Sections 10(e) and 10(m), and to any required approvals of, or limitations imposed by, governmental authorities (including as may be set forth in, or imposed pursuant to, any development or other agreement with the City of Inglewood or any other governmental authority) or the NFL Entities. StadCo will obtain the consent or approval of any governmental authority that is required for its performance under this Agreement. Any and all uses of the Stadium Logos or Stadium Marks and/or the Naming Rights Partner Marks in connection with signage, displays, and other Assets and all associated collateral shall be subject to the approval process set forth in Section 10(m). If the Parties approve a new stylized version(s) of the Stadium Logos pursuant to Section 3(d) or a new Stadium Name pursuant to Section 3(e), then the Parties shall work together to develop a new Stadium Logos to the extent necessary to reflect the new Stadium Name or the new stylized version(s) of the Stadium Logos, as the case may be, and to effect a smooth transition with respect thereto. Except as set forth in Section 4, StadCo’s rights to cover, obscure, or temporarily remove any of Naming Rights Partner’s signage provided for in this Agreement shall be governed by Sections 4(d)(i), 4(d)(iv), and 4(d)(v). StadCo shall [***].
(ii)    If Naming Rights Partner wishes to change certain stylized elements of (A) the Stadium Name (without changing the Stadium Name itself) or (B) Naming Rights Partner’s corporate logo incorporated into the Stadium Logos (without changing Naming Rights Partner’s trade name that is incorporated into the Stadium Logos), then Naming Rights Partner shall notify StadCo of the proposed change. StadCo shall have the right to approve or disapprove of such proposed change, which approval shall not be unreasonably withheld, conditioned, or delayed by StadCo; provided, however, that it shall be reasonable for StadCo to withhold approval (1) if such proposed change includes any color or shade that StadCo deems to be unacceptable, (2) if such proposed change violates NFL Rules, or (3) on the basis of any of clauses (A) through (J) of Section 3(e)(i) with respect to such proposed change. Naming Rights Partner shall bear all costs and expenses associated with changes to the Stadium Name and Stadium Logos requested pursuant to this Section 3(c)(ii), including without limitation the costs and expenses described in clauses (a) through (d) of Section 3(e)(v).
(iii)    If StadCo wishes to change certain stylized elements of (A) the Stadium Name (without changing the Stadium Name itself) or (B) the Stadium Logos (without changing Naming Rights Partner’s corporate logo incorporated into the Stadium Logos), then StadCo shall notify Naming Rights Partner of the proposed change. Naming Rights Partner shall have the right to approve or disapprove of such proposed change, which approval shall not be unreasonably withheld, conditioned, or delayed by Naming Rights Partner. StadCo shall bear all costs and expenses associated with changes to the Stadium Name and Stadium Logos requested pursuant to this Section 3(c)(iii), including without limitation the costs and expenses described in clauses (a) through (d) of Section 3(e)(v).
(d)    Stadium Name; References; Restriction on Sponsorship of Other Venues.
(i)    The name of the Stadium Complex will be “SoFi Stadium” (the “Stadium Name”), subject to changes in the Stadium Name strictly in accordance with Section 3(e). From and after the Effective Date, StadCo and the Teams shall: (A) [***]; (B) [***]; (C) [***]; provided that StadCo will not be in breach of this Agreement if [***]; (D) [***]; and (E) [***], and in connection therewith, StadCo acknowledges that Naming Rights Partner [***]and that [***], as described in such clauses (B) through (E) is of extreme importance to Naming Rights Partner, and consequently, StadCo will take such reasonable steps as are necessary and appropriate in order to achieve such result. StadCo further agrees, [***].
(ii)    StadCo acknowledges and agrees that [***] except as provided below. In addition, StadCo agrees that no Stadium Marks will incorporate [***] or any references to [***]. StadCo may [***], provided that [***]. In addition, StadCo may [***]
(iii)    Naming Rights Partner covenants and agrees that, during the Term, Naming Rights Partner shall not, other than pursuant to this Agreement, acquire the naming rights to, serve as the naming rights partner of, or otherwise permit its corporate name or any Naming Rights Partner Mark to be included in the name of any sports, music, or other entertainment venue, including without limitation, any stadiums, arenas, theaters, fields, or any complex comprised of any of the foregoing (each, a “Venue”) located [***]; provided, however, that [***]; provided, further, that Naming Rights Partner will not be in breach of this Agreement if [***], so long as [***].
(e)    Stadium Name Changes.
(i)    If, from time to time, either (1) [***], or (2) [***], Naming Rights Partner changes its corporate name and no longer uses the “SoFi” of “Social Finance” name in connection with its business, or conducts the services in the Exclusive Category through a name other than “SoFi”, then Naming Rights Partner may propose another Stadium Name by serving written notice upon StadCo, which notice shall contain (x) the reason for, or cause of, such change, and (y) the proposed new Stadium Name. The new Stadium Name shall be subject to the reasonable prior written approval of StadCo, which shall not be unreasonably withheld, conditioned, or delayed; provided that it shall be deemed reasonable to withhold, condition, delay, or deny such consent if such successor is not, or the name to which the Stadium Name would be changed is not the name of, (I) [***], or (II) [***] (a “Permitted Name Change”). For purposes of this Section 3(e), the standard for reasonable approval shall mean that StadCo may deny approval if the proposed Stadium Name is not a Permitted Name Change or (A) would violate any Law or NFL Rule; (B) is offensive, discriminatory against a protected class, offensive to the sensibilities of the community at large, or associates the Stadium Complex with any Person, product, or service that is detrimental to the reputation of StadCo or either Team; (C) would reasonably cause embarrassment to StadCo or either Team (such as names containing slang, barbarisms, or profanity) or is otherwise inconsistent with StadCo’s or either Team’s reputation or wholesome, family-oriented image; (D) is related to any business or enterprise that might reasonably be deemed to be immoral; (E) contains any overt or publicly offensive political reference; (F) relates or refers to any sexually oriented subject matter, business, or enterprise; (G) is inconsistent with names that are appropriate for a first-class NFL stadium, (H) would involve a brand change such that SoFi (or the existing brand incorporated into the Stadium Name at the time) would no longer be used in the Stadium Name, (I) would conflict with an existing sponsor of the Teams or the Stadium, and the Parties are unable to agree, after using good faith efforts, to develop a work-around for such new Stadium Name, and (J) is a name not primarily associated with products or services in the Exclusive Category.
(ii)    If Naming Rights Partner desires to change the name of the Stadium Complex as the result of a Permitted Name Change, Naming Rights Partner shall provide at least one hundred twenty (120) days’ prior written notice to StadCo of the desired name change (the “Name Change Notice”), and, if StadCo believes that such proposed name is not a Permitted Name Change or falls within any of the categories described in Section 3(e)(i), it shall have thirty (30) days from the receipt of the Name Change Notice to object by delivering to Naming Rights Partner a written objection (the “Objection Notice”) to any proposed name, on the basis that such name change is not a Permitted Name Change or on the basis of clauses (A) through (J) of Section 3(e)(i). If StadCo delivers an Objection Notice to Naming Rights Partner within such thirty (30) day period, Naming Rights Partner shall not be permitted to change the name of the Stadium Complex to the name identified in the Name Change Notice. Any dispute regarding the reasonableness of StadCo withholding approval to a new Stadium Name pursuant to this Section 3(e) shall first be submitted to the dispute resolution procedure pursuant to Section 15(a).
(iii)    Notwithstanding Section 3(e)(i), (A) Naming Rights Partner shall not have the right to change the name of the Stadium Complex during the NFL season (including from the first pre-season game of the season through and including the Super Bowl) or within the ninety (90) day period preceding any scheduled Olympic Games event or FIFA World Cup match at the Stadium, and (B) on and after the date that is twenty-four (24) months before the Expiration Date, Naming Rights Partner may not change the name of the Stadium Complex for any reason, without the prior written consent of StadCo.
(iv)    Upon any such change in the Stadium Name, StadCo shall (A) [***]; (B) [***]; (C) [***]; provided that StadCo will not be in breach of this Agreement if [***];

(D) [***]; and (E) [***], and in connection therewith, StadCo acknowledges that Naming Rights Partner [***] and [***], as described in such clauses (B) through (E) is of extreme importance to Naming Rights Partner, and consequently, StadCo will [***]. For the purposes of this Section 3(e)(iv) StadCo shall be deemed to have used “commercially reasonable efforts” if it delivers an initial written notice promptly following public announcement of the name change with an additional written notice to the same parties within ninety (90) days following the initial notice.
(v)    If there is any change to the Stadium Name for any reason, including as the result of a Permitted Name Change, Naming Rights Partner shall bear all associated costs and expenses in connection with such change, including attorneys’ fees, other professionals’ fees, and all other costs and expenses relating to signage, promotion, branding, advertising, and marketing (and everywhere else the Stadium Marks, Stadium Name or Stadium Logos appears) and obtaining required consents and approvals associated with such change, including to replace, modify, reprogram, reproduce, or otherwise change or decommission signage; banners; building elements; wall and floor coverings; printed, electronic, and video materials; publications; video graphics and materials; staff and concessionaire uniforms; supplies; and all other materials and Assets regardless of format that need to be changed to effect the renaming and rebranding of the Stadium Complex with the new Stadium Name. Without limiting the generality of the foregoing, Naming Rights Partner shall bear all costs and expenses associated with (a) creating and developing the new Stadium Name, Stadium Logos, and Stadium Marks; (b) producing and installing the new Stadium Name, Stadium Logos, and Stadium Marks on all elements of the Stadium Complex that bear the Stadium Name, Stadium Logos, and/or the Stadium Marks; (c) reprinting current publications and other written materials bearing the Stadium Name, Stadium Logos, and/or the Stadium Marks to include the new Stadium Name, Stadium Logos, and/or the Stadium Marks; and (d) creating and producing signage, print, and other advertising copy to replace the former Stadium Name, Stadium Logos, and/or the Stadium Marks. The Parties shall cooperate in good faith with respect to the transition from the existing Stadium Name, Stadium Logos, and/or the Stadium Marks to the new Stadium Name, Stadium Logos, and/or the Stadium Marks, including notifying StadCo’s and both Teams’ advertisers, licensees, sponsors, and media partners of the change and minimizing the disruption to the operation of the Stadium Complex during Stadium Complex events. For avoidance of doubt, the Parties acknowledge and agree that StadCo shall use commercially reasonable efforts to cause governmental authorities or agencies to update signs to the new Stadium Name references on any highway or roadway in the vicinity of the Stadium Complex and update signs with any other continued use of the prior Stadium Name or Stadium Logos.
(vi)    In the event that Naming Rights Partner changes the Stadium Name during the Term, then Naming Rights Partner agrees to pay StadCo, in addition to the payments otherwise due under Section 5, an additional fee in an amount equal to [***] ([***]) (the “Stadium Name Change Fee”); provided, however, that no Stadium Name Change Fee shall be due [***]. Naming Rights Partner’s payment of the Stadium Name Change Fee shall not in any way limit any condition, requirement, or limitation with respect to change of the Stadium Name set forth in this Section 3(e), including without limitation clauses (A) through (J) of Section 3(e)(i), and Naming Rights Partner’s obligation to bear all costs and expenses in connection with the change of the Stadium Name as set forth in Section 3(e)(iv).

(f)    Unavailable Assets. The Parties hereby acknowledge and agree that certain Assets may become unavailable during the Term. If any individual Asset becomes unavailable, StadCo shall promptly notify Naming Rights Partner in writing, and Naming Rights Partner and StadCo shall consult regarding Substitute Assets therefor for a period of up to thirty (30) days, except that (i) no Substitute Assets will be provided in connection with Sections 4(c) or 4(d), (ii) if an Asset becomes unavailable due to a Force Majeure Event, the provisions of Section 8(a) or Section 9, as applicable, shall instead apply, (iii) if an Asset becomes unavailable as the result of a Casualty Event, the provisions of Section 8(d) or Section 9, as applicable, shall instead apply, (iv) if an Asset becomes unavailable as the result of any amendment, modification, supplement, or other change in any NFL Rules, the provision of Section 8(e) shall instead apply, and (v) if an Asset becomes unavailable due to a Work Stoppage, the provisions of Section 9 shall instead apply. If, [***].
(g)    No Pass-Throughs. All rights granted to Naming Rights Partner pursuant to this Agreement are only granted to Naming Rights Partner with respect to Naming Rights Partner’s products and services within the Exclusive Category, and Naming Rights Partner may not assign or “pass through” to any of its partners or Affiliates, or any other third party, including Naming Rights Partner’s distributors or customers, any of the rights or Assets granted to Naming Rights Partner pursuant to this Agreement without the prior written consent of StadCo, which shall not be unreasonably withheld. Notwithstanding the prior sentence, StadCo agrees that nothing in this Section 3(g) shall prevent or impair Naming Rights Partner from (i) [***], or (ii) [***], except as otherwise may be required pursuant to [***].
(h)    Rights Reserved. Except for the rights, benefits, and privileges expressly granted to Naming Rights Partner under this Agreement, all other rights, benefits, and privileges relating to the Stadium Complex, the Teams, and StadCo are expressly reserved by StadCo. Any rights, benefits, and privileges not expressly granted exclusively to Naming Rights Partner under this Agreement may be sold or licensed to other Persons.
(i)    [***].
(j)    Annual Review Meeting. Commencing with the Initial Contract Year and continuing throughout the Term, within [***] after the completion of each Contract Year, the Parties shall meet in person at a location mutually agreed upon by the Parties to discuss and review the following:
(i)    [***]; and
(ii)    if requested by Naming Rights Partner [***], any advertising, sponsorship, or promotional benefits or opportunities with respect to the Stadium Complex or Teams that are expected to become available during the upcoming Contract Year that are of a nature that can be provided to Naming Rights Partner and, if Naming Rights Partner expresses interest in such advertising, sponsorship, or promotional opportunities, the Parties shall enter into good faith discussions regarding Naming Rights Partner’s acquisition of such advertising, sponsorship, or promotional benefits for additional consideration or as a substitute for other benefits or Assets to be provided hereunder; provided that nothing herein shall restrict or limit StadCo or the Teams from offering such advertising, sponsorship, or promotional benefits to other Persons subject to the terms of this Agreement or at other times during a Contract Year.
4.    Category Protection and Certain Other Rights.
(a)    Category Protection. Subject to the exclusions, exceptions, limitations and restrictions set forth in Sections 4(c) and 4(d), StadCo shall not (i) promote, and shall not grant to any third party any license to use, the Stadium Marks or Stadium Designations during the Term, or the Team Marks or Team Designations during the period commencing on the first day of the Initial Contract Year and continuing throughout the Term to advertise or promote, any product or service within the Exclusive Category other than Naming Rights Partner’s products or services in the Exclusive Category, or (ii) [***]. Naming Rights Partner shall not use the Stadium Name, Stadium Logos, any Stadium Mark, any Team Mark, or any Designation for any purpose other than to (A) advertise or promote its products and services within the Exclusive Category, (B) advertise or promote its sponsorship of the Stadium Complex or the Teams, or (C) to enjoy those rights and benefits provided herein in each case subject to the terms of this Agreement (including the restrictions set forth in Section 4(c), and StadCo’s approval rights in Sections 3(c) and 10(m)).
(b)    Exclusive Category. The term “Exclusive Category” means the business of banking [***], lending [***], debit and credit cards [***] taking consumer deposits, and financial services [***]. Periodically during the Term, the Parties shall discuss in good faith the potential inclusion in, or exclusion from, the Exclusive Category of [***]and other new products or services that may properly be included in, or excluded from, the Exclusive Category.
(c)    Exceptions and Limitations to Scope of Exclusive Category.
(i)    Naming Rights Partner’s category protection rights pursuant to Section 4(a) are non-exclusive with respect to [***], and StadCo and each Team and their respective Affiliates are permitted to promote, and to grant to any third party any license to use the Stadium Name, Stadium Logos, Stadium Marks or Team Marks to advertise or promote, [***], provided, however, that StadCo acknowledges and agrees that any promotion by a sponsor in this category must, [***]. For the avoidance of doubt, the promotion of a sponsor’s corporate name or trade name that contains words or phrases such as [***] that clearly identify the sponsor as a provider of [***] will not be considered [***].
(ii)    Naming Rights Partner’s category protection rights pursuant to Section 4(a) shall not prohibit or otherwise restrict StadCo or the Teams or any of their respective Affiliates from entering into a sponsorship arrangement pursuant to which the Stadium Name, Stadium Logos, Stadium Marks or the Team Marks are used to promote or advertise the products or services of (A) [***], with the understanding that no other [***], and provided that, during the first [***] calendar years following the Effective Date only, prior to entering into a sponsorship agreement with [***], StadCo shall [***], or (B) [***], so long as in the case of both (A) and (B), any such sponsorship arrangement [***]. Without limiting the foregoing, Naming Rights Partner’s category protection rights pursuant to Section 4(a) will not prohibit (X) StadCo from [***], for so long as [***]; provided that [***], StadCo shall first give Naming Rights Partner written notice of [***], which written notice shall set forth [***], provided that [***] (1) [***]; (2) [***]; (3) [***]; (4) [***], (5) [***]; (6) [***]; (7) [***]; and (8) [***], subject to the approval of StadCo [***], such approval not to be unreasonably withheld, conditioned or delayed, and [***], except for [***], which shall be permitted. If Naming Rights Partner agrees [***] within [***] days of its receipt of the written notice, then Naming Rights Partner shall [***]. If [***], then StadCo shall have no further obligations to Naming Rights Partner pursuant to this proviso with respect to [***]; nor (Y) StadCo, either Team, or their respective Affiliates, licensees, tenants, vendors, concessionaires or sponsors, from [***], including without limitation, by [***], or [***].
(iii)    Naming Rights Partner’s rights to promote and advertise products and services in the Exclusive Category, are subject to the following restrictions:
(1)    Any [***] may be promoted [***], only for as long as either Team or StadCo or any of their Affiliates does not have a sponsorship arrangement with [***] that is [***]; and
(2)    In the event a [***] of a Team or StadCo or any of their Affiliates is [***], then Naming Rights Partner may [***], but must do so without using any Team Mark, any Stadium Mark, any Designation or the Stadium Name or the Stadium Logos; provided, however, that the Parties acknowledge and agree that if the limitation set forth in this Section 4(c)(iii)(2) applies to [***], it shall not apply to [***].
(iv)    Naming Rights Partner’s category protection rights pursuant to Section 4(a) shall not prohibit or otherwise restrict either Team or any of its Affiliates from continuing an existing sponsorship arrangement, modifying, renewing, or extending such existing sponsorship arrangement, or entering into a new sponsorship arrangement with any (1) [***] or (2) [***]; provided that in no event will any arrangement described in this Section 4(c)(iv) allow either Team or any of its Affiliates to promote the products or services of any such [***] within the Stadium at any time without Naming Rights Partner’s prior approval.
(d)    Exceptions to Category Protection and Other Rights.
(i)    StadCo acknowledges and agrees that, notwithstanding any other provision of this Section 4(d) or elsewhere in this Agreement, and except in the case of No-Signage Events as described in Section 4(d)(iv) below, neither StadCo nor any other Person, except as may be required by Law, shall Obscure any of [***] provided for in this Agreement [***], unless [***]; provided, however, that [***] (A) [***]; (B) [***]; (C) [***]; and (D) [***].
(ii)    Naming Rights Partner’s category protection rights pursuant to Section 4(a) and prominence rights pursuant to Section 4(e) will not apply to the following: (A) [***]; (B) [***]; (C) [***]; (D) [***]; (E) [***]; or (F) [***] (collectively, the “Limited Exclusivity Events”); provided, however, that with respect to Limited Exclusivity Events that [***], (1) Naming Rights Partner’s signage or advertising will not be Obscured unless [***], except for events described in Section 4(d)(ii)(B) for which StadCo will, [***] and (2) StadCo shall [***], except for events described in Section 4(d)(ii)(B) for which StadCo will [***]. Naming Rights Partner’s category protection rights pursuant to Section 4(a) and prominence rights pursuant to Section 4(e) will also not apply to (I) [***] or (II) the displaying of the marks of [***].
(iii)    Naming Rights Partner’s category protection under Section 4(a) does not extend to [***] and, therefore, such [***] may include advertising or promotion of the products or services of third parties within the Exclusive Category, provided that (A) such inclusion of advertising or promotion of products or services within the Exclusive Category must be [***] and may not be [***], and (B) nothing in this Section 4(d)(iii) shall limit StadCo’s obligation to [***].
(iv)    Naming Rights Partner acknowledges and agrees that during [***] (each, a “No-Signage Event”), signage and advertising may be required to be Obscured, and any such actions and their effects will not be deemed a violation of Naming Rights Partner’s category protection rights pursuant to Section 4(a) or prominence rights pursuant to Section 4(e); provided, however, that with respect to such No-Signage Events, StadCo shall [***], (A) [***]; (B) [***]; (C) [***], and (D) [***], and in connection therewith, StadCo acknowledges [***] and that achieving the objectives described in clauses (A) through (D) above is of extreme importance to Naming Rights Partner, and consequently, StadCo will [***]. Naming Rights Partner agrees that it may not be entitled to certain Assets in or around the Stadium Complex for a commercially reasonable period before, during, and after a No-Signage Event, and that no Substitute Assets or other remedies shall be granted to or available to Naming Rights Partner in connection therewith.
(v)    Subject to Naming Rights Partner’s approval rights set forth in Section 4(d)(i), Naming Rights Partner acknowledges and agrees that during [***] (each, a “Major Event”), [***] and [***], and any such actions and their effects will not be deemed a violation of Naming Rights Partner’s category protection rights pursuant to Section 4(a) or prominence rights pursuant to Section 4(e); provided, however, that with respect to such Major Events, (A) [***], (B) StadCo shall [***], (C) StadCo shall [***], and (D) StadCo shall [***], and in connection therewith, StadCo acknowledges that [***]and that achieving the objectives described in clauses (B) through (D) above is of extreme importance to Naming Rights Partner, and consequently, StadCo will [***].
(vi)    Nothing in this Agreement shall prevent the NFL from licensing any Team Marks to any provider in the Exclusive Category for any reason. If any Assets conflict with, or are deemed by the NFL to conflict with, any exclusive advertising or sponsorship rights granted by any NFL Entity to one of its advertisers or sponsors, such Assets are subject to termination in whole or in part at any time upon written notice to Naming Rights Partner. If there is any failure to provide any Assets in accordance with this Section 4(d)(v), StadCo shall [***] and such failure to provide such Assets shall not be deemed a StadCo Default.
(vii)    Notwithstanding anything to the contrary in this Agreement, Naming Rights Partner acknowledges and agrees that the NFL and its designees (including, without limitation, NFL sponsors) are not required to use the Stadium Name or the Stadium Logos in any promotional materials or broadcasts, or in any theme art or merchandise, in connection with NFL-controlled events held at the Stadium, and may incorporate images of the Stadium from which signage that displays the Stadium Name or Stadium Logos has been removed or otherwise obscured (e.g., as part of an official Super Bowl logo).
(e)    Prominence.
(i)    StadCo will ensure that the quality of the signage included in the Naming Rights Assets and the aggregate level of prominence to be received by Naming Rights Partner with respect to the Naming Rights Assets, including exterior and interior signage, will be [***]; provided that Naming Rights Partner acknowledges and agrees that [***].
(ii)    The Assets will result in Naming Rights Partner having the most prominent (1) [***], and (2) [***], in each case when compared with any other individual Stadium sponsor or advertiser, and with such prominence being viewed in the aggregate as opposed to on an Asset-by-Asset basis. In the event that Naming Rights Partner reasonably believes that the prominence requirements specified in this Section 4(e) have not been satisfied, Naming Rights Partner shall so notify StadCo, and the Parties agree to meet for a period of up to thirty (30) days to try to resolve the issue. If the Parties are unable to resolve the matter to Naming Rights Partner’s reasonable satisfaction, then the Parties agree to submit the matter to final, binding arbitration in accordance with Section 15.
(f)    No Rights to Any Additional Teams. Naming Rights Partner acknowledges and agrees that the Assets granted under this Agreement do not include any rights, benefits, or privileges related to or in connection with any team (other than the Teams) that may, from time to time, play one or more of its home games in the Stadium. StadCo and any such additional team shall have the right to grant rights, benefits, and privileges related to such additional team to another sponsor within the Exclusive Category with respect to any such additional team’s home games played at the Stadium. Notwithstanding the foregoing, StadCo shall (i) [***]; (ii) [***], and (iii) [***], and StadCo will [***]. In the event that [***], such team may [***] so long as [***].
(g)    Ambush Marketing. StadCo shall, to the extent within its reasonable control, use good faith efforts to take appropriate measures as are necessary to protect the rights granted to Naming Rights Partner under this Agreement from being violated in a way that is materially inconsistent with Naming Rights Partner’s category protection described in Section 4(a); provided, however, such measures shall not include any obligation of StadCo to expend funds other than nominal amounts unless (i) [***] or (ii) [***]. If there is a circumstance outside of the reasonable control of StadCo that violates Naming Rights Partner’s category protection rights pursuant to Section 4(a), the Parties shall meet and confer regarding a potential course of action.
5.    Fees.
(a)    Sponsorship Fees. Commencing with the Initial Contract Year and continuing throughout the Term, in exchange for the rights with respect to the Assets to be provided to Naming Rights Partner during each Contract Year, Naming Rights Partner shall pay to StadCo the fees set forth in Section 5(b) (the “Sponsorship Fees”).
(b)    Payment Schedule for Sponsorship Fees.

(i)    The Sponsorship Fees due for each Contract Year shall be payable in four (4) equal installments on April 1, July 1, October 1, and January 1 of such Contract Year as set forth below; provided, however, that Naming Rights Partner’s obligation to pay the first installment or any subsequent installment of the Sponsorship Fees shall be deferred until the Stadium Opening Date occurs, and to the extent that the Stadium Opening Date occurs after the date upon which any installment of the Sponsorship Fees would have otherwise been due, then such installments shall be due and payable to StadCo on the Stadium Opening Date (e.g., if the Stadium Opening Date occurs on July 1, 2020, the April 1, 2020 installment and the July 1, 2020 installment will be due on July 1, 2020).

Contract Year	Payments Due				Total Sponsorship Fees
	April 1	July 1	October 1	January 1
Initial Contract Year	$5,575,000	$5,575,000	$5,575,000	$5,575,000	$22,300,000
2	$6,200,000	$6,200,000	$6,200,000	$6,200,000	$24,800,000
3	$6,225,625	$6,225,625	$6,225,625	$6,225,625	$24,902,500
4	$6,252,301	$6,252,301	$6,252,301	$6,252,301	$25,009,203
5	$6,280,070	$6,280,070	$6,280,070	$6,280,070	$25,120,280
6	$6,875,000	$6,875,000	$6,875,000	$6,875,000	$27,500,000
7	$6,875,000	$6,875,000	$6,875,000	$6,875,000	$27,500,000
8	$6,875,000	$6,875,000	$6,875,000	$6,875,000	$27,500,000
9	$6,875,000	$6,875,000	$6,875,000	$6,875,000	$27,500,000
10	$6,875,000	$6,875,000	$6,875,000	$6,875,000	$27,500,000
11	$6,875,000	$6,875,000	$6,875,000	$6,875,000	$27,500,000
12	$6,875,000	$6,875,000	$6,875,000	$6,875,000	$27,500,000
13	$6,875,000	$6,875,000	$6,875,000	$6,875,000	$27,500,000
14	$6,875,000	$6,875,000	$6,875,000	$6,875,000	$27,500,000
15	$6,875,000	$6,875,000	$6,875,000	$6,875,000	$27,500,000
16	$6,875,000	$6,875,000	$6,875,000	$6,875,000	$27,500,000
17	$6,875,000	$6,875,000	$6,875,000	$6,875,000	$27,500,000
18	$6,875,000	$6,875,000	$6,875,000	$6,875,000	$27,500,000

Contract Year	Payments Due				Total Sponsorship Fees
19	$6,875,000	$6,875,000	$6,875,000	$6,875,000	$27,500,000
20	$6,875,000	$6,875,000	$6,875,000	$6,875,000	$27,500,000
TOTAL					$534,631,982
(c)    Playoff Fees. In addition to the Sponsorship Fees described in Section 5(a), if either or both of the Teams participate in the NFL playoffs, Naming Rights Partner shall, to the extent applicable to a home NFL playoff game, be entitled to continue to receive the Assets for each such playoff game except to the extent such Assets are prohibited or otherwise restricted or not made available by the NFL and, in connection therewith, Naming Rights Partner shall pay to StadCo a fee for each Asset [***] (collectively, the “Playoff Fees” and, together with the Sponsorship Fees, the “Fees”). StadCo represents and warrants to Naming Rights Partner that [***]. The Playoff Fees due for each Contract Year shall be payable thirty (30) days from receipt of an invoice after the last playoff game is played in such Contract Year.
(d)    Taxes; Fees and Commissions; Wire Transfer.
(i)    The Fees and other amounts payable to StadCo under this Agreement are exclusive of (i) agency fees and commissions payable by Naming Rights Partner, provided that nothing in this paragraph shall require Naming Rights Partner to pay agency fees or commissions to a representative or consultant for StadCo, and (ii) applicable sales and use taxes and similar charges (other than those assessed against StadCo’s net income) lawfully assessed or charged on the transactions under this Agreement, including the sale of the Assets and the other goods and services provided under this Agreement. Naming Rights Partner shall be liable for all such agency fees and commissions and all applicable federal, state, or local taxes or charges, if any, levied, assessed, or otherwise due with respect to the payments made by Naming Rights Partner hereunder, other than taxes or charges based solely on StadCo’s net income.
(ii)    Unless otherwise directed by StadCo from time to time during the Term, Naming Rights Partner shall make all Fees payments due hereunder to StadCo by wire transfer of immediately available funds in accordance with instructions provided by StadCo.
(e)    Interest on Late Payments. If any payment of Fees is not received on or before the date that is five (5) days after the applicable payment due date, StadCo may elect to charge Naming Rights Partner a late fee of one and one half percent (1.5%) per month (or, if lower, the maximum rate allowed by Law) from the applicable payment due date until such amount is paid in full (including any such accrued and unpaid interest). Naming Rights Partner acknowledges and agrees that any such election by StadCo does not waive any other remedy available to StadCo under this Agreement or otherwise at law or in equity.
(f)    Costs and Expenses.
(i)    Costs for [***] and [***]. StadCo shall be responsible for all costs and expenses related to [***]: (i) [***], provided that Naming Rights Partner shall be responsible for

[***], and (ii) [***], except, in all cases, all costs and expenses related to a change of the Stadium Name shall be the responsibility of Naming Rights Partner as provided in Section 3(e)(iv) and all costs and expenses related to a change of the Stadium Logos will be borne by the applicable Party as provided in Sections 3(c)(ii) and 3(c)(iii).
(ii)    [***].
(1)    [***], in lieu of being responsible for [***] pay to [***], as calculated pursuant to paragraph (3) of this Section 5(f)(ii), toward all [***], whether [***] or [***], related to the [***] (other than any costs and expenses related to a change of the Stadium Name which shall be the responsibility of Naming Rights Partner as provided in Section 3(e)(iv) and all costs and expenses related to a change of the Stadium Logos will be borne by the applicable Party as provided in Sections 3(c)(ii) and 3(c)(iii)), that were [***], including [***], and such other items mutually agreed upon by the Parties (collectively, the “[***]”).
(2)    [***] shall submit to [***] each month commencing on the Effective Date an invoice for [***] incurred by [***] are incurred by [***]), with reasonable backup documentation therefor. [***] pay [***] the amount due under such invoice within thirty (30) days after receipt. [***] shall submit [***] copies of invoices with reasonable backup documentation therefor for costs incurred and paid by [***] during each Contract Year to be included in [***] with respect to such Contract Year (the invoices submitted by [***] to [***] and the invoices submitted by [***] to [***] pursuant to this paragraph (2), collectively, the “[***]”).
(3)    As reimbursement of [***] Invoices paid by [***] with respect to each Contract Year, [***] shall pay to [***], within thirty (30) days following the end of such Contract Year, an amount (the “[***]”) equal to the lesser of (i) [***] or (ii) the unreimbursed balance, if any, of the aggregate Annual [***] paid by [***] during such Contract Year pursuant to this Agreement [***], whether such [***] were reimbursed under this Agreement [***] (the intent of the Parties being that any [***] shall only be reimbursed once).
(iii)    Responsibility for All Other Costs and Expenses. Except as otherwise specifically set forth in this Agreement, including Section 5(f)(i) with respect to [***], and Section 5(f)(ii)(3) with respect to the [***], Naming Rights Partner shall be solely responsible for all other costs and expenses incurred with respect to [***], all other costs [***] and Naming Rights Partner signage, including all costs and expenses incurred and required deposits (1) to conceive, create, produce, fabricate, deliver, and install Naming Rights Partner signage, advertising, and other promotional materials included in the Assets to be installed, used, or displayed in the Stadium Complex; (2) to build out any permanent or temporary activation space in the Stadium Complex included in the Assets, including to conceive, create, produce, fabricate, deliver, and install fixtures, furnishings, and equipment therein; (3) in connection with all modifications, alterations, and improvements to, and all replacements of, all Assets described in the immediately preceding clauses (1) and (2), including all [***]; and (4) in connection with the activation and decommissioning of the Assets (collectively, the “Asset Costs”); provided that StadCo shall be solely responsible for all costs and expenses of [***]. StadCo agrees to [***], including [***], if necessary. Naming Rights Partner may request, at any time and in good faith, that StadCo reasonably take action with regard to [***] and/or [***]. Naming Rights Partner shall reimburse StadCo, within thirty (30) days following receipt of an invoice from StadCo or its designee with reasonable backup documentation therefor, for all Asset Costs incurred by StadCo or its designee.
6.    Default and Remedies.
(a)    Default by Naming Rights Partner. The occurrence of one (1) or more of the following events shall constitute a default by Naming Rights Partner (each, a “Naming Rights Partner Default”):
(i)    Naming Rights Partner’s failure to pay an installment of the Fees when due and the continuation of such failure for five (5) business days after delivery of written notice by StadCo to Naming Rights Partner specifying such failure.
(ii)    Naming Rights Partner’s failure to pay any other amounts when due to StadCo under this Agreement and the continuation of such failure for thirty (30) days after delivery of written notice by StadCo to Naming Rights Partner specifying such failure.
(iii)    Naming Rights Partner’s failure to perform or comply with any other material term or condition of this Agreement, or a material breach of any representation or warranty made by Naming Rights Partner in this Agreement, and the continuation of such failure or breach for a period of ninety (90) days after delivery of written notice by StadCo to Naming Rights Partner specifying such failure or breach; provided that, if Naming Rights Partner has taken commercially reasonable steps to cure such failure or breach within such ninety (90) day period, but the failure is of a type or character that is not reasonably susceptible of cure within such ninety (90) day period and would otherwise be capable of cure by Naming Rights Partner using commercially reasonable efforts, then Naming Rights Partner shall have such additional time as may be necessary in order to effect such cure.
(iv)    Naming Rights Partner (A) files a petition in bankruptcy; (B) is adjudicated bankrupt; (C) has a petition in bankruptcy filed against it that is not dismissed within sixty (60) days after filing; (D) becomes insolvent or is unable, or admits in writing its inability, to pay its debts generally as they become due; (E) makes a general assignment for the benefit of its creditors; or (F) has a receiver, custodian, or similar official appointed with respect to all or substantially all of its assets.
(b)    Rights and Remedies of StadCo. Upon the occurrence and during the continuance of a Naming Rights Partner Default, StadCo, in its sole discretion, shall have the right to do any one (1) or more of the following: (i) enforce any rights provided for in this Agreement; (ii) recover all damages and other sums available at law or in equity; (iii) exercise any other right or remedy available at law or in equity, including seeking an injunction or order of specific performance; and (iv) terminate this Agreement by written notice to Naming Rights Partner. The remedies set forth herein are in addition to StadCo’s rights and remedies at law and in equity.
(c)    Default by StadCo. The occurrence of one or more of the following events shall constitute a default by StadCo (each, a “StadCo Default”):

(i)    StadCo’s failure to perform or comply with any material term or condition of this Agreement, or a material breach of any representation or warranty made by StadCo in this Agreement, and the continuation of such failure or breach for a period of ninety (90) days after delivery of written notice by Naming Rights Partner to StadCo specifying such failure or breach, except in the case of StadCo’s failure to pay to Naming Rights Partner the [***], in which case the breach must be remedied within five (5) business days after delivery of written notice specifying such failure to pay the [***]; provided that, if StadCo has taken commercially reasonable steps to cure such failure or breach within such ninety (90) day period, but the failure is of a type or character that is not reasonably susceptible of cure within such ninety (90) day period and would otherwise be capable of cure by StadCo using commercially reasonable efforts, then StadCo shall have such additional time as may be necessary in order to effect such cure.
(ii)    StadCo (A) files a petition in bankruptcy; (B) is adjudicated bankrupt; (C) has a petition in bankruptcy filed against it that is not dismissed within sixty (60) days after filing; (D) becomes insolvent or is unable, or admits in writing its inability, to pay its debts generally as they become due; (E) makes a general assignment for the benefit of its creditors; or (F) has a receiver, custodian, or similar official appointed with respect to all or substantially all of its assets.
(d)    Rights and Remedies of Naming Rights Partner. Upon the occurrence and during the continuance of a StadCo Default, Naming Rights Partner, in its sole discretion, shall have the right to do any one (1) or more of the following: (i) enforce any rights provided for in this Agreement; (ii) recover all damages and other sums available at law or in equity; (iii) exercise any other right or remedy available at law or in equity, including seeking an injunction or order of specific performance; and (iv) terminate this Agreement by written notice to StadCo. If Naming Rights Partner terminates this Agreement in accordance with clause (iv) of this Section 6(d), the Sponsorship Fees shall be [***] and StadCo shall [***] within thirty (30) days after the effective date of such termination. The remedies set forth herein are in addition to Naming Rights Partner’s rights and remedies at law and in equity.
(e)    Special Termination Rights. If at any time [***] may provide [***] written notice thereof [***]. [***] shall then, within thirty (30) days of receipt of such written notice from [***], provide [***] with [***] and shall [***]. If [***], then [***] may [***] terminate this Agreement by providing written notice thereof to [***]. In the event of such termination, the Sponsorship Fees shall [***] and StadCo shall [***] within thirty (30) days after the effective date of such termination.
(f)    Effect of Termination. Upon termination of this Agreement in accordance with the terms of this Agreement for any reason, all rights, benefits, and privileges granted to Naming Rights Partner under this Agreement shall automatically revert to StadCo, and Naming Rights Partner shall pay to StadCo any amounts then due and owing through the date of termination, and StadCo shall refund to Naming Rights Partner any amounts which have been overpaid by Naming Rights Partner.
7.    Late Completion or Failure to Complete. StadCo presently anticipates that the Stadium Opening Date shall occur on or prior to [***]. Nevertheless, Naming Rights Partner acknowledges that construction of the Stadium is not guaranteed and it may not be completed by [***]. Notwithstanding anything to the contrary in this Agreement:
(a)    If the Stadium Opening Date has not occurred on or before [***] shall have the right to terminate this Agreement by delivering written notice of such termination to [***].
(b)    Naming Rights Partner shall not be entitled to any remedy or relief, whether by way of damages, credit, rebate, off-set, deferral, reduction, or abatement of any amounts payable under this Agreement, including the Sponsorship Fees, or to any relief from its obligations under this Agreement, by reason of the Stadium Opening Date not occurring by [***].
8.    Force Majeure; Eminent Domain; Casualty; Changes to NFL Rules.
(a)    Effect of Force Majeure. If a Party is unable to perform any of its obligations under this Agreement (other than a payment obligation) due to a Force Majeure Event (other than a taking by eminent domain or condemnation, which is governed by Sections 8(b) and 8(c), a Casualty Event, which is governed by Section 8(d), or a Work Stoppage, which is governed by Section 9), upon written notice to the other Party, such non-performing Party’s obligations shall be abated for the duration of the Force Majeure Event. Notwithstanding the foregoing, if a Force Majeure Event (other than a Force Majeure Event that results in previously scheduled regular season NFL home games of a Team not being played at the Stadium, which is governed by Section 9) results in (i) [***], or (ii) [***], then StadCo and Naming Rights Partner shall [***]. If, following such consultation, the Parties [***], then [***]. Naming Rights Partner shall continue to pay the Sponsorship Fees for the duration of the Force Majeure Event.
(b)    Total Condemnation of Stadium. If the Stadium, substantially all of the Stadium, or the right of StadCo to occupy or possess all or substantially all of the Stadium shall be taken by eminent domain or condemnation by any governmental authority for any public or private use or purpose, the Term shall terminate upon the earlier of (i) the date when the possession of the portion of the Stadium or right so taken shall be required for such use or purpose or (ii) the effective date of the taking. In such event, the Sponsorship Fees paid or due shall be apportioned as of the date of such taking or condemnation and StadCo shall [***] within thirty (30) days after the effective date of the taking or condemnation.
(c)    Partial Condemnation of Stadium. If less than all or substantially all of the Stadium shall be taken or condemned by any governmental authority for any public or private use or purpose, and StadCo determines, in its sole discretion, within a commercially reasonable period of time after such taking or condemnation, that the remaining portion of the Stadium cannot economically and feasibly be used to host Stadium events, including by the Teams for playing NFL football games, then this Agreement may be terminated by [***] by providing written notice to [***]. In such event, the Sponsorship Fees paid or due for the period during which the taking occurs shall be apportioned as of the date of such taking or condemnation and StadCo shall [***].
(d)    Casualty.
(i)    If, at any time during the Term, the Stadium is damaged in a manner that will render it unusable for public events (including for NFL games of either Team) for more than

[***] as a result of any event, cause, or occurrence (any such event, cause, or occurrence, and including a substantial destruction of the Stadium, a “Casualty Event”), regardless of whether such Casualty Event constitutes a Force Majeure Event, then Naming Rights Partner shall continue to pay the Sponsorship Fees, and StadCo shall give Naming Rights Partner a written notice within [***] after the end of the Casualty Event stating whether StadCo will rebuild or restore the Stadium such that it will be usable for public events (including for NFL games of the Teams).
(ii)    If the notice states StadCo will not rebuild or restore the Stadium, then this Agreement shall automatically terminate. In the event of such termination, then, subject to Section 8(d)(iv), the Sponsorship Fees paid or due for the Contract Year during which termination occurs shall be apportioned as of the date of such termination [***].
(iii)    If the notice states that StadCo will rebuild or restore the Stadium, then Naming Rights Partner shall not have the right to terminate this Agreement as a result of the Casualty Event, except as set forth in Section 9(a)(ii).
(iv)    If a Casualty Event (other than a Casualty Event that results in previously scheduled regular season NFL home games of a Team not being played at the Stadium, which is governed by Section 9) [***], then StadCo and Naming Rights Partner shall [***]. If, [***], then [***]. [***]. Notwithstanding the foregoing, in the event that this Agreement is terminated by Naming Rights Partner in accordance with Section 8(d)(ii), [***].
(e)    Changes in NFL Rules. If any amendment, modification, supplement, or other change in any NFL Rules at any time during the Term [***], then StadCo shall promptly notify Naming Rights Partner in writing and StadCo and Naming Rights Partner shall [***].
9.    Lost Games from Force Majeure Events, Casualty Events, and Work Stoppage; [***].
(a)    Remedies for Lost Games.
(i)    If, in any NFL season, at least [***] and fewer than [***] previously scheduled regular season home NFL games of the Teams in the aggregate at the Stadium (excluding any such home NFL games designated by the NFL to be played at any stadium other than the Stadium) are not played as the result of a Force Majeure Event, Casualty Event, and/or a Work Stoppage, and such games are not rescheduled to be played in the Stadium during the same NFL season, then Naming Rights Partner shall continue to pay the Sponsorship Fees and StadCo shall [***].
(ii)    If, in any NFL season, [***] or more previously scheduled regular season home NFL games of the Teams in the aggregate at the Stadium (excluding any such home NFL games designated by the NFL to be played at any stadium other than the Stadium) are not played as the result of a Force Majeure Event, Casualty Event, and/or a Work Stoppage and such games are not rescheduled to be played in the Stadium during the same NFL season, then Naming Rights Partner shall [***].
(iii)    In addition to the foregoing, if more than [***] consecutive previously scheduled regular season home NFL games over consecutive seasons for each Team at the

Stadium (excluding any such home NFL games designated by the NFL to be played at any stadium other than the Stadium) are not played as the result of a Force Majeure Event, Casualty Event, and/or Work Stoppage, then Naming Rights Partner shall [***].
(b)    [***]. If (i) [***], or (ii) [***], then Naming Rights Partner shall [***]. If [***], then Naming Rights Partner shall [***]. Naming Rights Partner agrees that [***], it will consider in good faith any proposals from StadCo to [***] or to [***] in response to the occurrence of the events described in clauses (i) or (ii) of this Section 9(b) for a period of no less than forty-five (45) days after Naming Rights Partner provides such notice to StadCo, and if Naming Rights Partner and StadCo are unable to come to agreement at the end of such forty-five (45) day period, then [***].
10.    Intellectual Property.
(a)    Ownership of Naming Rights Partner Marks. As between the Parties, Naming Rights Partner shall own all right, title, and interest with respect to the Naming Rights Partner Marks and the Stadium Marks and all intellectual property rights inherent therein and appurtenant thereto. Naming Rights Partner represents and warrants that, as of the Effective Date, the trademark “SOFI” is registered with the USPTO as set forth on Schedule 4, and that Naming Rights Partner has the right to grant the licenses granted to StadCo under this Agreement.
(b)    Registration and Protection of Stadium Marks. Naming Rights Partner shall file appropriate Intent to Use Applications for registration of the Stadium Marks with the USPTO at its sole expense. Upon mutual agreement between Naming Rights Partner and StadCo, Naming Rights Partner shall also file appropriate applications for registration of the Stadium Marks with the Trademark Offices of foreign jurisdictions at Naming Rights Partner’s sole expense. During the Term, Naming Rights Partner agrees (i) not to abandon, forfeit, or cancel any United States federal or foreign applications or registrations sought or obtained by Naming Rights Partner relating to the Stadium Marks without the prior written consent of StadCo; and (ii) it will take all appropriate steps to maintain, demonstrate usage, and renew such applications or registrations. StadCo agrees to cooperate with Naming Rights Partner to prosecute and maintain such applications and registrations, including by providing specimens of use and other documents that may be required and requested by Naming Rights Partner. If any Stadium Logos are reasonably deemed by Naming Rights Partner or StadCo to be a creative work capable of protection and registration with the United States Copyright Office, Naming Rights Partner will promptly file an appropriate copyright application for the Stadium Logos.
(c)    Licenses to StadCo. Subject to the terms and conditions of this Agreement, Naming Rights Partner hereby grants to StadCo and its Affiliates the following licenses during the Term: (i) an exclusive royalty-free, irrevocable worldwide, fully paid-up license to use the Stadium Marks, and the Naming Rights Partner Marks as incorporated into the Stadium Marks, and (ii) a non-exclusive, royalty-free, irrevocable worldwide, fully paid-up, license to use the Naming Rights Partner Marks other than the Stadium Marks. The foregoing licenses are limited to use by StadCo and its Affiliates in connection with the operation, merchandising, marketing, and promotion of the Stadium Complex and Stadium Complex events, including with respect to any telecasts and broadcasts (whether by radio, television, Internet, or any other medium, live or recorded, whether now existing or developed after the Effective Date) of Stadium Complex events, for any reproductions of the Stadium Complex likeness in such telecasts and broadcasts, and to allow StadCo to designate the Stadium Complex by the Stadium Name and to fulfill its obligations under this Agreement. The foregoing licenses include the right to sublicense the Stadium Marks to the following third parties: (A) the NFL Entities, (B) the Teams, (C) vendors and concessionaires of the Stadium Complex and/or Teams and promoters of Stadium Complex and/or Team events, who may, in turn, subcontract the manufacture of products, related supplies, novelties, souvenirs, and any other goods or items used, consumed, sold or given away in connection with their respective use and operation of the Stadium Complex, (D) sponsors, media partners and licensees of the Stadium Complex, Teams and/or NFL Entities for promotional, advertising, merchandising and other commercial purposes (e.g., “Official Pizza Provider of the [Stadium Name]”), and (E) the city of Inglewood, Los Angeles County, the State of California, or any political subdivision or tourism board of the foregoing, to promote the Stadium Complex, the Performance Venue, the District and tourism, or for other non-commercial uses. Any and all uses of the Stadium Marks, including uses by third parties as described in subsections (A) through (E) of this Section 10(c), must first be approved pursuant to the procedure set forth in Section 10(m), and any and all uses of the Naming Rights Partner Marks shall be subject to the prior written approval of Naming Rights Partner, which approval shall not be unreasonably withheld, conditioned, or delayed. Except as provided in the following sentence, the license rights granted pursuant to this Section 10(c) shall terminate upon the expiration or termination of this Agreement. Subject to the terms and conditions of this Agreement, Naming Rights Partner hereby grants to StadCo and its Affiliates, (I) during and after the Term, a non-exclusive, royalty-free, worldwide, fully paid-up, irrevocable license to (x) use the Stadium Marks and Naming Rights Partner Marks for archival and historical uses (e.g., providing historical information and commentary and for literary, photographic, video, digital, or other documentary works that discuss the Stadium Complex and its history), provided that such license shall not allow StadCo and its Affiliates to use the Stadium Marks and Naming Rights Partner Marks for any commercial purpose, and (y) sublicense the use of the Stadium Marks to the Organizing Committee for the Olympic Games, the International Olympic Committee, and the International Paralympic Committee as such organizations may require in connection with events held at the Stadium Complex, and (II) after the Term, a non-exclusive, royalty-free, worldwide, fully-paid up, irrevocable license to use the Stadium Marks and Naming Rights Partner Marks in connection with inventory run-out as set forth in Section 10(k).
(d)    Merchandising. Subject to the terms and conditions of this Agreement, Naming Rights Partner hereby grants to StadCo the exclusive, royalty-free, worldwide, fully paid-up, irrevocable license to apply, or have applied, the Stadium Marks to articles of merchandise bearing the Stadium Marks.
(e)    Licenses to Naming Rights Partner. Subject to the terms and conditions of this Agreement, StadCo hereby grants to Naming Rights Partner an exclusive (but only within the Exclusive Category), limited, non-transferable, royalty-free, irrevocable license to use the Team Marks and Stadium Marks to promote its sponsorship in advertising, marketing, and promotional endeavors subject to the terms of this Agreement. All Team Marks and related goodwill are and will remain the property of the applicable Team or its Affiliate. Any and all uses of the Stadium Marks must first be approved pursuant to the procedure set forth in Section 10(m), and any and all uses of the Team Marks, including in any advertising copy, by Naming Rights Partner shall be subject to the prior written approval of StadCo, which approval shall not be unreasonably withheld, conditioned, or delayed, and any use thereof shall be strictly limited to the Territory. For the avoidance of doubt, and without limitation, distribution of promotional material incorporating Team Marks via the internet, including social media, is not currently permissible under NFL Rules and is therefore prohibited. Naming Rights Partner shall comply with written usage guidelines and quality control standards established with respect to the Stadium Marks and the Team Marks that are provided by StadCo during the Term.
(f)    Uses of Marks. Each of StadCo and Naming Rights Partner shall not (w) use the Stadium Marks, the Naming Rights Partner Marks or the Team Marks in a negative manner; in any way that is contrary to public morals or has a deceptive or misleading effect; in a manner that compromises or reflects unfavorably upon the good name, goodwill, reputation, or image of the owner of such Marks or their respective owners, management, employees, players or coaches; in any manner that is inconsistent with NFL Rules or applicable Laws; in any manner that may result in the unauthorized use of any intellectual property of StadCo, Naming Rights Partner or either Team; or in any manner that tarnishes the image of StadCo, Naming Rights Partner or either Team or its/any of their Affiliates; (x) file or prosecute, or cause or permit any other Person to file or prosecute, a trademark or service mark application to register any Team Mark, Naming Rights Partner Mark or (except to the extent expressly permitted by this Agreement) any Stadium Mark, or any derivation or confusingly similar variation thereof; (y) attack any right, title, or interest in or to any Team Mark, Stadium Mark or Naming Rights Partner Mark in any jurisdiction or attack the validity of any such Marks; or (z) contest the fact that a Party’s rights under this Agreement are subject to the terms of this Agreement and cease upon the expiration or earlier termination of this Agreement. All Marks and related goodwill are and will remain the property of the applicable Party or its Affiliate.
(g)    Limitations on Licenses; Quality Control. All uses by a licensee or its sublicensee of a licensor’s Marks shall conform to the procedure set forth in Section 10(m). Unless otherwise permitted under this Agreement, as between the Parties, all such uses shall inure to the benefit of such licensor. No licensee or sublicensee shall be entitled to use licensor’s Marks in combination with its own trademarks or service marks, or trademarks or service marks of a third party, except if there is an identifiable separation between them such that there are two (2) or more distinct trademarks or service marks rather than a new composite trademark or service mark and providing such use is otherwise in accordance with this Section 10. Each such licensee and sublicensee shall maintain the same high quality control standards for all goods and services that such licensor presently uses for its trademarks and service marks or, in the case of StadCo, which conforms to the same high quality control standards for the use of trademarks and service marks in StadCo’s industry. Such licensor or its designee shall have the right to reasonably inspect each use of its Marks, and each licensee and its sublicensee shall timely comply with any reasonable request by such licensor regarding proper use of its Marks. No licensee or its sublicensee shall use any licensor Mark in a way that invalidates, disparages, or dilutes such Mark or disparages licensor.
(h)    Stadium Website. StadCo shall (i) register the www.sofistadium.com domain name (the “Stadium Domain Name”), (ii) assign the Stadium Domain Name to Naming Rights Partner (and Naming Rights Partner hereby agrees, upon assignment of the Stadium Domain Name, to grant StadCo during the Term an exclusive, royalty-free, worldwide, fully paid-up, irrevocable license to the Stadium Domain Names for the purpose of promoting the Stadium Complex and events held at the Stadium Complex and for all of the purposes set forth with respect to the license and permitted sublicensing of the Stadium Name pursuant to Section 10(c)), and (iii) develop and maintain, at its sole cost and expense, the content for the website hosted on the Stadium Domain Name (the “Stadium Website”). Excluding the Stadium Domain Name, the Stadium Marks, and the Naming Rights Partner Marks incorporated in the Stadium Website, as between the Parties, StadCo shall own all right, title, and interest with respect to the Stadium Website and the content therein. Immediately upon any termination of this Agreement, the Parties will cooperate in good faith in the design and posting of a page that will re-direct visitors through hyperlinks to a website designated by StadCo, and StadCo will maintain the re-direct page at such Stadium Domain Name URL as the Parties may agree for a period of time to be reasonably determined by the Parties, not to exceed twelve (12) months (taking into account StadCo’s need to provide information for annually recurring events).
(i)    Stadium Social Media and Mobile Application.
(i)    StadCo will have the sole right to register Twitter, Facebook, Snapchat, Instagram and any other similar platform (and/or substitute and/or successor platform) accounts (the “Social Media Accounts”) in the name of the Stadium Complex, at its sole cost and expense. Upon the expiration of the Term, StadCo shall re-brand the Social Media Accounts and remove all Naming Rights Partner references from such Social Media Account handles and titles, provided, however, that the accounts and any content and data associated therewith shall remain the exclusive property of StadCo, except for, and subject to, Naming Rights Partner’s ownership of the Stadium Marks and Naming Rights Partner Marks.
(ii)    StadCo shall have the sole right to develop a Stadium mobile application for Android and iOS and any other mobile platform (the “Mobile Application”). Upon the expiration or earlier termination of this Agreement, StadCo shall re-brand the Mobile Platform and remove all Naming Rights Partner references from such Mobile Platform provided, however, that the accounts and any content and data associated therewith shall remain the exclusive property of StadCo, except for, and subject to, Naming Rights Partner’s ownership of the Stadium Marks and Naming Rights Partner Marks. The Parties will work in good faith and in accordance with applicable Law regarding the continued license and use after the Term of any customer data by Naming Rights Partner to the extent such customer data is collected through the Mobile Application during the Term and licensed to Naming Rights Partner during the Term.
(j)    Rights of NFL Entities. Naming Rights Partner acknowledges that the NFL Entities have certain rights to license the brand names, trademarks, trade names, service marks, copyrights, logos, symbols, emblems, designs, colors, identifications, and designations of the NFL and its member clubs and to grant sponsorship rights and benefits with respect to the NFL and its member clubs on a national and international basis, and that any exercise of such rights by any of the NFL Entities (or any other Person not under the control of StadCo) shall not be construed to be a StadCo Default, even if it involves the Team Marks or activity in the Territory.
(k)    Inventory Run-Out. Following the expiration or termination of this Agreement for any reason, StadCo and its sublicensees shall have the right to market and sell or otherwise dispose of then-existing inventory containing the Naming Rights Partner Marks or the Stadium

Marks until the earlier of [***] from the expiration or termination of this Agreement or until all such inventory has been depleted. Except as contemplated in this Section 10(k) and the historical use contemplated in Section 10(c), no Party shall have any other right to use the Stadium Marks after the Term without the written consent of the other Party, which consent shall not be unreasonably withheld, conditioned, delayed, or denied.
(l)    Notification of Infringement. Each Party shall notify the other Party of any infringement of the trademark rights or copyright in the Team Marks or Stadium Marks, as applicable. The Teams will have the sole right and discretion to take any action with respect to such infringement of the Team Marks. In the case of an infringement of the Stadium Marks, StadCo and Naming Rights Partner shall meet and confer and will agree on the course of action to protect the Stadium Marks. Naming Rights Partner shall have the first option, in its sole discretion, to take action with respect to such infringement of the Stadium Marks, and if Naming Rights Partner chooses not to take action, StadCo may, in its sole discretion, choose to do so. In any event, the other Party shall offer, and may be required to provide at the other Party’s reasonable request, all such assistance as may be necessary to protect such trademark rights or copyright of the Team Marks or Stadium Marks, including by joining in any proceedings; provided that each Party will be responsible for its own costs and expenses related to such enforcement or proceedings. Neither Party shall be entitled to make any statement or compromise in relation to any infringement without the other Party’s prior written consent where such statement or compromise would result in a breach of this Agreement. Notwithstanding the foregoing, each Party may resolve cases of infringement that would not otherwise result in a breach of this Agreement without the other Party’s consent. Each Party taking action with respect to such infringement shall be entitled to retain all damages and awards of costs paid or ordered in relation thereto. Each Party shall use reasonable efforts to police its trademarks for unauthorized uses of the trademarks by third parties and enforce and defend the trademarks from infringement through means that such Party may reasonably determine in its sole discretion, all at such Party’s sole expense.
(m)    Approval of Use of Marks.
(i)    As soon as reasonably practicable after the Effective Date, StadCo and Naming Rights Partner shall jointly develop, in good faith, a style guide that sets forth approved uses of the Stadium Marks (the “Style Guide”), provided, however, that unless the Parties otherwise agree in writing, such Style Guide will require references to the Stadium Name to conform to the requirements of Section 3(d)(ii) and the colors used with respect to the Stadium signage will conform to the Naming Rights Partner Signage Plan. Any use by any Party or its sublicensee of any Stadium Marks that complies with the Style Guide in all material respects and that does not otherwise require approval as set forth in this Agreement, and any use of the Stadium Marks by the Organizing Committee for the Olympic Games, the International Olympic Games, and the International Paralympic Committee as such organizations may require in connection with events held at the Stadium Complex, shall be deemed to have been approved by the other Party for all purposes of this Agreement, whether or not that other Party has specifically approved the particular use of such Stadium Marks.
(ii)    Notwithstanding anything to the contrary in this Agreement, any materials containing Team Marks, Naming Rights Partner Marks, or Stadium Marks (including the use of such Marks as part of the Designations) shall not be deemed authorized or approved until approved in writing the applicable Team or Party, except as otherwise provided in Section 10(m)(i). A Party requesting approval shall provide a written request for approval to the other Party, which request shall include specific description of the proposed uses. The Party whose approval has been requested shall respond to the request for approval within five (5) business days, and failure to respond by the applicable deadline shall be deemed an approval. Each Party agrees that, once a particular use has been approved, the other Party need not seek approval for the same material use of (A) [***] and (B) [***]. Each Party further agrees that the other Party will not approve the use of, and a Party shall not use or commercially exploit, any rights granted hereunder (1) in a negative manner; (2) in a way that is contrary to public morals or has a deceptive or misleading effect; (3) in a manner that compromises or reflects unfavorably upon the good name, goodwill, reputation, or image of a Party, or its respective directors, officers, employees, agents, players or coaches; (4) in any manner that is inconsistent with NFL Rules; or (5) in any manner that may result in the unauthorized use of any intellectual property of a Party. After materials have been specifically, unconditionally, and finally approved, the Party using the materials shall not materially depart therefrom or add any material element thereto in any respect (e.g., inserting or replacing any element) without again complying with the provisions of this Section 10(m).
(n)    Players and Coaches. Naming Rights Partner acknowledges that this Agreement does not grant it any rights with respect to the name, likeness, signature, or other attributes of any player, coach, or other employee of either Team. Naming Rights Partner shall be responsible for securing whatever rights may be required for the use of such names, likenesses, signatures, or other attributes and may only do so, in all cases, including group photos, with the prior written consent of the applicable Team. Naming Rights Partner shall not exercise the rights granted in this Agreement in any manner that will imply Naming Rights Partner has obtained any such rights without separate written authorization from the applicable player, coach, or employee and Team; provided, however that if a Team provides prior written authorization to Naming Rights Partner for use of a Team group photograph, such use will not require separate written authorizations from individual players, coaches or employees of such Team, further provided that, in such event, neither Naming Rights Partner, nor its use of such Team group photograph, shall imply that any individual player, coach or employee has separately granted any such rights to Naming Rights Partner.
(o)    No Contests without Approval. Unless otherwise approved by StadCo in writing, Naming Rights Partner has no right to run contests, sweepstakes, or promotions in connection with the Stadium Marks or Team Marks or for the award of invitations, tickets, or other benefits granted to Naming Rights Partner under this Agreement. If StadCo grants Naming Rights Partner the right to run a contest, sweepstakes, or promotion, then Naming Rights Partner shall (i) be solely responsible for all aspects of such contest, sweepstakes, or promotion, which shall in each case be subject to StadCo’s prior written approval; (ii) be the official sponsor of such contest, sweepstakes, or promotion; (iii) comply with all applicable Laws with respect to such contest, sweepstakes, or promotion (including drafting promotion rules, which shall be subject to StadCo’s prior written approval); and (iv) indemnify the StadCo Indemnified Parties from any failure to so comply with all applicable Laws with respect to such contest, sweepstakes, or promotion.

(p)    Restrictions. Neither StadCo nor Naming Rights Partner shall, at any time, (i) contest or do or cause to be done any act or thing that, directly or indirectly, impairs or tends to impair or dilutes or tends to dilute any part of the right, title, and interest of the other Party in its Marks or (ii) in any manner represent that it has any ownership interest in the other Party’s Marks or the registrations therefor. Without limiting the generality of the foregoing, Naming Rights Partner shall not procure or claim any copyright, trademark, or other intellectual property right in any Team Marks.
(q)    Compliance with Law. Each Party represents and warrants that all materials produced or services provided by that Party in connection with this Agreement shall comply, at that Party’s sole expense, with all Laws. A Party’s approval of any materials or services is conditioned upon the Party using the materials complying with all Laws.
11.    Confidentiality. Commencing on the Effective Date and continuing for a period of five (5) years after the Expiration Date or the earlier termination of this Agreement, the Parties will keep confidential the specific terms and conditions of this Agreement; provided that disclosure may be made by either Party (a) as may be required by any court of competent jurisdiction, governmental agency (including as may be required to comply with the rules and regulations promulgated under the Securities Act of 1933 and the Securities and Exchange Act of 1934, in connection with a public offering of securities), or applicable Law (in such event, the disclosing Party shall (i) notify the other Party before disclosing any provision of this Agreement as soon as practicable in order to afford such other Party the opportunity to seek a protective order, and (ii) cooperate with the other Party in any such effort to seek a protective order or other available confidential treatment); (b) to its accountants, auditors, legal counsel, insurance advisors, underwriters, and consultants who agree to maintain all provisions of this Agreement in confidence; (c) to its lenders, potential lenders, investors, potential investors, purchasers, and potential purchasers who agree to maintain all provisions of this Agreement in confidence; (d) to its employees and the employees of its Affiliates who have a need to know and are informed of and bound by the obligation to maintain all provisions of this Agreement in confidence; (e) to enforce its rights under this Agreement; and (f) to the Teams and the NFL Entities.
12.    Representations, Warranties, and Covenants.
(a)    By StadCo. StadCo represents and warrants to Naming Rights Partner as of the Effective Date:
(i)    StadCo is in good standing and is duly authorized to transact business in the State of California, with full power and authority to enter into and fully perform its obligations under this Agreement.
(ii)    The execution and delivery of this Agreement by StadCo has been duly authorized, and no consent or approval of any other Person is required for (x) the execution and delivery of this Agreement by StadCo that has not been obtained as of the Effective Date or (y) the performance under this Agreement by StadCo that has not been obtained as of the Effective Date, except as otherwise set forth in this Agreement.

(iii)    This Agreement constitutes the valid, binding, and enforceable obligation of StadCo, subject to principles of equity and creditors rights generally.
(iv)    StadCo is an authorized licensee of the Team Marks, and, to StadCo’s knowledge, no use of any Team Mark as licensed under this Agreement infringes upon the intellectual property rights of any third party.
(v)    The execution and delivery of this Agreement by StadCo, and StadCo’s performance of its obligations hereunder, do not violate or otherwise breach any provision of any indenture, mortgage, lease, or other material contract, or any applicable Law, to which StadCo is a party or by which StadCo or any of its assets are bound, in each case which violation or breach will have a material adverse effect on StadCo’s ability to perform its obligations hereunder.
(vi)    StadCo has full authority and power to grant all of the rights and Assets contemplated in this Agreement to be granted by StadCo to Naming Rights Partner (including the Team Assets), and no other Person has any right, title, or interest that conflicts with StadCo’s rights to grant the rights and Assets contemplated by this Agreement to be granted to Naming Rights Partner (including the Team Assets).
(vii)    StadCo has been granted from the Teams any and all required rights, licenses, and benefits to be provided to Naming Rights Partner hereunder, there is nothing that would prevent, hinder or impair the Teams or StadCo from granting such rights, licenses, and benefits, and StadCo has a contractual right to require each of the Teams to comply with the terms and conditions of this Agreement and to provide the Team Assets to Naming Rights Partner.
(viii)    The Teams are members in good standing of the NFL.
(ix)    [***].
(x)    There is no litigation pending nor to the best of StadCo’s knowledge, is any litigation threatened against StadCo, a Team or any Affiliate with respect to any of the matters which are the subject of this Agreement or which are reasonably likely to impact on StadCo’s ability to perform hereunder.
(xi)    StadCo has obtained as of the Effective Date, or will obtain when required any and all material governmental approvals, licenses, and permits (including all signage permits) necessary to perform its obligations under this Agreement.
(xii)    StadCo shall, at all times during the Term and at no cost or expense to Naming Rights Partner other than as set forth in this Agreement, [***] (i) [***], (ii) [***], and (iii) [***].
(b)    By Naming Rights Partner. Naming Rights Partner represents and warrants to StadCo as of the Effective Date:

(i)    Naming Rights Partner is in good standing and duly authorized to transact business in the State of California, with full power and authority to enter into and fully perform its obligations under this Agreement.
(ii)    The execution and delivery of this Agreement by Naming Rights Partner has been duly authorized, and no consent or approval of any other Person is required for the execution and delivery of, or performance under, this Agreement by Naming Rights Partner that has not been obtained as of the Effective Date.
(iii)    This Agreement constitutes the valid, binding, and enforceable obligation of Naming Rights Partner, subject to principles of equity and creditors rights generally.
(iv)    Naming Rights Partner is the sole owner or an authorized licensee of the Naming Rights Partner Marks and the Stadium Marks, and, to Naming Rights Partner’s knowledge, no use of a Naming Rights Partner Mark or a Stadium Mark as licensed under this Agreement infringes upon the intellectual property rights of any third party.
(v)    The execution and delivery of this Agreement by Naming Rights Partner and Naming Rights Partner’s performance of its obligations hereunder do not violate or otherwise breach any provision of any indenture, mortgage, lease, or other material contract, or any applicable Law, to which Naming Rights Partner is a party or by which Naming Rights Partner or any of its assets are bound, in each case which violation or breach will have a material adverse effect on Naming Rights Partner’s ability to perform its obligations hereunder.
(vi)    Naming Rights Partner has full authority and power to grant all of the rights contemplated by this Agreement to be granted by Naming Rights Partner to StadCo, and no other Person has any right, title, or interest that conflicts with such Naming Rights Partner’s rights to grant the rights contemplated by this Agreement to be granted to StadCo.
(vii)    There is no litigation pending, nor to the best of Naming Rights Partner’s knowledge, is any litigation threatened against Naming Rights Partner or any Affiliate with respect to any of the matters which are the subject of this Agreement or which is reasonably likely to impact on Naming Rights Partner’s ability to perform hereunder.
13.    Indemnification and Insurance.
(a)    Indemnification by Naming Rights Partner. Naming Rights Partner shall defend, indemnify, and hold harmless StadCo, the Teams, the NFL, their respective Affiliates, and each of their respective officers, directors, employees, equity holders, agents, representatives, successors, and assigns (each, a “StadCo Indemnified Party” and, collectively, the “StadCo Indemnified Parties”) from and against any and all losses, including liabilities, costs, charges, judgments, claims, damages, penalties, fines, and expenses (including reasonable attorneys’ fees and expenses and costs of investigation and arbitration or litigation) (each, a “Loss”) to the extent incurred or suffered by any StadCo Indemnified Party relating to or arising out of or in connection with any of the following:
(i)    any breach of, or any inaccuracy in, any representation or warranty made by Naming Rights Partner in this Agreement;

(ii)    any breach of, or failure by, Naming Rights Partner to perform any covenant, obligation, or agreement of Naming Rights Partner set forth in this Agreement;
(iii)    any activation or use of the Assets by Naming Rights Partner or any of its guests, invitees, patrons, or designees not in compliance with this Agreement;
(iv)    any actual or alleged infringement or violation of any intellectual property right or other right of any third party resulting from or related to the use, adoption, or display of any Naming Rights Partner Mark incorporated into the Stadium Name, Stadium Logos or any other Stadium Mark, and any Naming Rights Partner Mark approved by Naming Rights Partner and used in accordance with this Agreement; or
(v)    any unfair competition, false advertising, products liability, or other claim of any nature resulting from or related to the use, adoption, or display of any Stadium Mark or Team Mark (including as used in any Designation) in connection with the advertising, promotion, or sale of Naming Rights Partner’s products or services or the promotion of Naming Rights Partner.
Notwithstanding the foregoing, Naming Rights Partner shall not have any indemnification obligations to the extent any Loss arises directly from the negligence or willful misconduct of any StadCo Indemnified Party.
(b)    Indemnification by StadCo. StadCo shall defend, indemnify, and hold harmless Naming Rights Partner and its Affiliates, and each of their respective officers, directors, employees, equity holders, agents, representatives, successors, and assigns (each, a “Naming Rights Partner Indemnified Party” and, collectively, “Naming Rights Partner Indemnified Parties”), from and against any and all Losses to the extent incurred or suffered by them relating to or arising out of or in connection with any of the following:
(i)    any breach of, or any inaccuracy in, any representation or warranty made by StadCo in this Agreement;
(ii)    any breach of, or failure by, StadCo to perform any covenant, obligation, or agreement of StadCo set forth in this Agreement;
(iii)    any actual or alleged infringement or violation of any intellectual property right or other right of any third party resulting from or related to any use, adoption, or display of any Team Mark approved by StadCo and used in accordance with this Agreement; or
(iv)    [***].
Notwithstanding the foregoing, StadCo shall not have any indemnification obligations to the extent any Loss arises directly from the negligence or willful misconduct of any Naming Rights Partner Indemnified Party.
(c)    Indemnification Process. Any Person entitled to indemnification pursuant to this Section 13 (each, an “Indemnified Person”) shall promptly notify the Party required to provide indemnification pursuant to this Section 13 (the “Indemnifying Person”) (it being understood that the failure to so notify shall not excuse any Indemnifying Person from its obligations under this Section 13, except to the extent that such failure increases the liability of the Indemnifying Person under this Section 13) and shall tender to the Indemnifying Person the defense thereof. If the Indemnifying Person promptly assumes the defense of a claim covered by this Section 13 (each, a “Claim”), no Indemnified Person may settle or compromise such Claim without the prior written approval of the Indemnifying Person. If the Indemnifying Person does not promptly assume the defense of such Claim, the Indemnified Person may settle or compromise such Claim on such terms as the Indemnified Person may reasonably deem appropriate, and the Indemnifying Person shall reimburse the Indemnified Person for the cost of such settlement, in addition to the Indemnifying Person’s other obligations under this Section 13. The Indemnifying Person shall, upon request by the Indemnified Person, allow the Indemnified Person, at its own expense, to participate in the defense of any such Claim. The Indemnifying Person’s duty to pay any Claim under this Section 13 shall, in each instance, be reduced by the amount the Indemnified Person recovers from any third party in connection therewith, including as a result of, at its discretion, exercising its rights as a third party beneficiary under another contract or pursuing and receiving insurance proceeds in connection with such Claim. The intent of this provision is that the Indemnified Person be made as whole as possible and not receive a windfall.
(d)    Insurance.
(i)    Naming Rights Partner shall, at its sole expense, obtain and keep in full force and effect during the Term, the following types and amounts of insurance with an insurance carrier or carriers rated A:X or better according to A.M. Best Company Rating Guide and duly registered with the Secretary of State of, and authorized to conduct business in, the State of California: (A) commercial general liability insurance on an occurrence basis form, which shall insure against bodily injury, personal injury, property damage, advertising liability, products/completed operations, severability of interest, and contractual liability with respect to Naming Rights Partner’s tort indemnification obligations under this Agreement, with minimum limits of [***] each occurrence and in the aggregate; (B) workers’ compensation insurance, including employer’s liability in the amount of [***] each accident/disease/policy limit, complying with the statutory requirements of the State of California; (C) auto liability insurance for any owned, hired and non-owned vehicles with minimum limits of [***] each accident; (D) property insurance covering any personal property of Naming Rights Partner at the Stadium Complex in an amount not less than the total replacement value thereof; (E) media liability or equivalent professional liability insurance, with a minimum limit of [***] each claim and in the aggregate to cover claims related to infringement of intellectual property rights (including trademark, copyright, trade name, slogan, etc.), as well as rights of publicity claims, written on a claims-made (not occurrence) form and also maintained throughout the applicable statute of limitations or repose (where and when applicable) following termination of this Agreement; and (F) [***] of umbrella liability coverage per occurrence no more restrictive than the underlying commercial general liability and automobile liability policies. All policies described in clauses (A), (C), (E), and (F) above shall name StadCo, the Teams, and each of their respective Affiliates and each of their respective equity holders, officers, directors, employees, and agents, but only within the scope of their agency as such (the “StadCo Additional Insureds”) as additional insureds thereunder. All insurance policies required hereunder shall: (1) include a waiver of subrogation rights in favor of the StadCo Additional Insureds; (2) be primary and non-contributory to all other coverage that the StadCo Additional Insureds may have or obtain;

(3) not require that the StadCo Additional Insureds pay or be liable for any premiums or deductibles with respect to such insurance; (4) not provide for any deductibles or self-insured retentions in excess of [***] unless disclosed to and waived by Naming Rights Partner, which waiver shall not unreasonably withheld; and (5) policy limits may be met through the use of primary and excess policies so long as the total amount of the policy limits provided is equal to or greater than the required amount. Any and all deductibles in the above described insurance policies shall be the exclusive responsibility of Naming Rights Partner. Promptly following the Effective Date, Naming Rights Partner shall furnish StadCo with (x) a certificate of insurance evidencing such insurance coverage and containing a provision that the policies evidenced thereby shall endeavor not to be canceled or modified without at least ten (10) days’ advance written notice in case of cancellation due to non-payment of premium or otherwise without at least thirty (30) days’ advance written notice to StadCo and (y) copies of all General Liability Additional Insured, waivers of subrogation (if endorsed), and Notice of Cancellation endorsements or coverage forms. Naming Rights Partner’s maintenance of the insurance policies required under this Section 13(d)(i) shall in no way be interpreted as relieving Naming Rights Partner of any of its obligations under this Agreement.
(ii)    StadCo shall, at its sole expense, obtain and keep in full force and effect during the Term, the following types and amounts of insurance with an insurance carrier or carriers rated A:VII or better according to A.M. Best Company Rating Guide and duly registered with the Secretary of State of, and authorized to conduct business in, the State of California: (A) property insurance with respect to the Stadium Complex that insures against loss or damage of the kinds and in such amounts and coverages as are customarily carried on similarly situated stadiums in the United States; (B) commercial general liability insurance on an occurrence basis form, which shall insure against bodily injury, personal injury, property damage, advertising liability, products/completed operations, and contractual liability with respect to StadCo’s indemnification obligations under this Agreement, with minimum limits of [***] each occurrence and in the aggregate; (C) workers’ compensation insurance, including employer’s liability in the amount of [***] each accident/disease/policy limit, complying with the statutory requirements of the State of California; (D) auto liability insurance for any owned, hired, and non-owned vehicles with minimum limits of [***] each accident; and (E) [***] of umbrella liability coverage per occurrence no more restrictive than the underlying commercial general liability and automobile liability policies. All insurance policies required hereunder shall: (1) not provide for any deductibles in excess of [***]; and (2) may be met through the use of primary and excess policies so long as the total amount of the policy limits provided is equal to or greater than the required amount. Any and all deductibles in the above described insurance policies shall be the exclusive responsibility of StadCo.
14.    Limitation of Damages. Notwithstanding anything to the contrary contained in this Agreement, in no event shall a Party be liable to any other Party for any consequential, special, indirect, incidental, punitive, exemplary, or similar damages (including damages for loss of use, business, or profit) that any other Party suffers in connection with this Agreement, regardless of whether such action is based in contract, tort, or any other legal theory and whether such Party has been advised of the possibility of such damages or if such damages could have been reasonably foreseen. The foregoing limitation of damages shall not apply to the Parties’ indemnity obligations with respect to third party claims pursuant to Section 13.

15.    Arbitration.
(a)    Disputes Subject to Arbitration. If there is any controversy, claim, or dispute (“Dispute”) related to or arising out of this Agreement, the Parties shall attempt in good faith to resolve such Dispute by informal negotiation, subject to the Parties’ rights and remedies under Sections 6(b) and 6(d), except to the extent that immediate temporary injunctive relief is necessary to prevent harm to the aggrieved Party. If good faith negotiations are unsuccessful, the Parties may, but shall not be obligated to, enter into mediation, which would be held in Los Angeles, California before a mediator mutually agreed upon by the Parties. If the Dispute remains unresolved, the Parties agree that exclusive jurisdiction for the Dispute shall be binding arbitration before one (1) arbitrator mutually agreed upon by the Parties. Either Party may commence binding arbitration. If the Parties cannot agree on the selection of an arbitrator, they shall each select one (1) arbitrator from the list of qualified JAMS arbitrators and those two (2) arbitrators shall select the person who shall serve as the arbitrator for such Dispute. The arbitrator selected in accordance with this provision must have documented experience in interpreting complex commercial agreements, and preferably would have experience in naming rights or sponsorship disputes. Arbitration shall be initiated and take place in Los Angeles, California and shall be administered by JAMS pursuant to its Arbitration Rules and Procedures in effect at the time of the initiation of the arbitration; provided that: (i) within thirty (30) days after selection of the arbitrator, each of StadCo and Naming Rights Partner shall submit a written position statement describing such Party’s requested relief to the arbitrator, with a copy to the other Party, which submissions shall be followed by a videoconference or in-person hearing at which each Party is asked questions, witnesses may be asked questions, and each Party is given the opportunity to make a presentation regarding its written position statement; and (ii) the arbitrator shall, within ten (10) days after such hearing, issue an award as determined by the arbitrator. The language to be used in any arbitration proceedings shall be English.
(b)    Arbitration Award. The award or other remedy rendered by the arbitrator shall be final and non-appealable, shall identify a winning party, and judgment may be entered upon the award in accordance with applicable Law in any court having jurisdiction thereof.
(c)    Injunctive Relief. Notwithstanding anything in this Agreement to the contrary, each Party acknowledges that the other Party will be irreparably harmed by a continuing breach of Section 10 and that, solely with respect to a breach of Section 10 (and no other provisions of this Agreement), each Party shall have the right to bring proceedings to enjoin such breach in any court of competent jurisdiction, subject to Sections 17(n) and 17(s), without commencing binding arbitration; provided that such right shall not diminish the right of the aggrieved Party to, alternatively, seek or obtain injunctive relief through the arbitration process set forth in this Section 15.
16.    Appraisal.
(a)    Appraisal Process for [***]. If the Parties are unable to agree, after thirty (30) days of good faith discussions (including at least one (1) discussion between executive officers of both Parties), upon [***], then, upon the written request of either Party to the other Party (an “Appraisal Request”), the Parties, as their exclusive remedy (except in the case of a StadCo Default or a Naming Rights Partner Default), shall jointly retain a mutually acceptable third party with expertise in the valuation of sports media rights and sports naming rights partnership or promotional rights (an “Appraiser”) in accordance with Section 16(c) to determine [***], giving due regard to [***]. If the Appraiser determines that [***], giving due regard to [***], then [***] (and the applicable provisions of this Section 16(a) shall again apply, with the same Appraiser to be used, if possible, in the event the appraisal process is once again triggered with respect to such additional or different Substitute Assets).
(b)    Appraisal Process for [***]. If the Parties are unable to agree, after thirty (30) days of good faith discussions (including at least one (1) discussion between executive officers of both Parties), upon [***], then, upon delivery of an Appraisal Request, the Parties, as their exclusive remedy (except in the case of a StadCo Default or a Naming Rights Partner Default), shall jointly retain an Appraiser in accordance with Section 16(c) to determine [***]. If the Appraiser determines that [***], [***] shall [***]. For the avoidance of doubt, in no event shall [***].
(c)    Selection and Determination of Appraiser. The Parties shall agree on an Appraiser no later than ten (10) business days following receipt of an Appraisal Request under Section 16(a) or Section 16(b). If the Parties do not agree on an Appraiser within such ten (10) business day period, then each Party shall select an appraiser of its choice and the two (2) Party-appointed appraisers shall select a third person to serve as the Appraiser. Within thirty (30) days after the selection of the Appraiser, each of the Parties shall submit a written position statement to the Appraiser describing such Party’s position with respect to [***]. The Appraiser will be permitted to hold a hearing at which each Party is asked questions, witnesses may be asked questions, and each Party is given the opportunity to make a presentation regarding its written position statement. The Appraiser shall issue a written determination of the matter referred pursuant to Section 16(a) or 16(b), as applicable (which the Appraiser shall use his or her best efforts to issue within thirty (30) days after the Appraiser receives the Parties’ written position statements). Such determination shall be binding on the Parties (absent manifest error).
(d)    Appraisal Costs. Each of StadCo and Naming Rights Partner shall be responsible for fifty percent (50%) of all fees of the Appraiser and all costs and expenses incurred by the Appraiser in connection with the appraisal under Section 16(a) or Section 16(b), as applicable. Each Party shall be responsible for all other costs and expenses incurred by such Party in connection with the appraisal under Section 16(a) or Section 16(b), as applicable, including such Party’s own legal, accounting, and expert fees.
(e)    Disputes Regarding Appraisal. Notwithstanding anything in this Agreement to the contrary, if there is a Dispute between the Parties with respect to the meaning, interpretation, or applicability of this Section 16, or with respect to any determination made by an Appraiser pursuant to this Section 16, then such Dispute shall be resolved in accordance with Section 15.
17.    Miscellaneous Provisions.
(a)    Relationship of Parties. All Parties shall at all times be independent contractors with respect to each other, and this Agreement shall not constitute either Party as the principal, agent, partner, or legal representative of the other Party for any purpose whatsoever.

(b)    Third Party Beneficiaries. This Agreement does not and is not intended to confer any rights upon any Person other than the Parties.
(c)    Sponsorship Revenues. Sponsorship revenues received by StadCo that are excluded from the calculation of All Revenues pursuant to the NFL Collective Bargaining Agreement shall be dedicated to and used for Stadium Complex construction and renovation projects.
(d)    Subject and Subordinate. This Agreement is subject and subordinate to (i) the rights of any bank, lending, or financing institution or any other lender in connection with any Financing, including the rights of any agent or trustee; (ii) NFL Rules; (iii) the terms of any existing or future contracts and agreements entered into by an NFL Entity relating to sponsorships or the broadcast or telecast of NFL games or that otherwise restrict the visibility of signage within the Stadium during nationally televised NFL games; (iv) if and to the extent applicable, the rules and regulations of the NBA, NHL, NCAA, FIFA, CFP, U.S. Olympic Committee, International Olympic Committee, and all other similar sanctioning or governing bodies; and (v) all applicable Laws, as any of the foregoing currently exist or as they may be amended or modified from time to time after the Effective Date. If, at any time after the Effective Date, any further action is necessary or desirable to comply with the NFL Rules or the rules and regulations of the NBA, NHL, NCAA, FIFA, CFP, U.S. Olympic Committee, International Olympic Committee, or a similar sanctioning or governing body, the Parties shall take or cause to be taken all such necessary or desirable action, including the execution and delivery of such instruments and documents as may be reasonably requested by the other Party for such purpose.
(e)    Waiver. The failure by a Party to exercise any right, power, or option given to it under this Agreement, or to insist upon strict compliance with the provisions of this Agreement by the other Party, shall not constitute a waiver of any provision of this Agreement with respect to any other or subsequent breach thereof, nor a waiver by such Party of its rights at any time thereafter to require exact and strict compliance with all the provisions hereof. The rights or remedies under this Agreement are cumulative to any other rights or remedies that may be granted by Law.
(f)    Notices. All notices, requests, or offers required or permitted to be made under this Agreement shall be in writing (and for purposes of this Section 17(f), electronic mail shall be considered “in writing”) and shall be deemed properly delivered on the earlier of actual receipt or three (3) days after the date deposited in the U.S. Mail (by certified or registered mail, return receipt requested) or one (1) day after being sent overnight via a recognized overnight delivery service with signature required (e.g., FedEx, UPS, and DHL) addressed as follows (or to one or more such other addresses as a Party may designate as its new addresses for such purpose by notice given to the other in accordance with this Section 17(f)):

If to StadCo:	Stadco LA, LLC 1000 S. Prairie Avenue Inglewood, CA 90301 Attention: Jason Gannon

With a copy to:	Arent Fox LLP 55 Second Street, 21st Floor San Francisco, CA 94105 Attention: Richard L. Brand, Esq.

If to Naming Rights Partner:	Social Finance, Inc. 234 1st Street San Francisco, CA 94105 Attention: Anthony Noto

With a copy to:	Bryan Cave Leighton Paisner LLP 90 South Cascade Avenue, Suite 1300, Colorado Springs, CO 90903 Attention: Steven B. Smith, Esq.
(g)    Severability. Should any provision of this Agreement be determined to be invalid or illegal for any reason, such invalidity or illegality shall not affect the validity or legality of any other provision, and all other provisions shall remain in full force and effect as if this Agreement had been executed with the invalid or illegal provision eliminated.
(h)    Assignment by StadCo.
(i)    StadCo may transfer its interest (in whole or in part, by operation of law, or otherwise), whether by security agreement, collateral assignment, or transfer of any other kind (collectively, “Assign”), in this Agreement or any of its rights or obligations under this Agreement, without the prior written consent of Naming Rights Partner, to an Affiliate or to any Person in connection with a sale or transfer of the Stadium Complex or the sale or transfer of the [***]. In connection with any such assignment (each, an “Assignment”), StadCo shall [***], and provided that [***]. Effective as of the date of such Assignment, StadCo shall be relieved of any further obligations under this Agreement. For the avoidance of doubt, the Parties acknowledge that all or part of the ownership interest in either of the Teams or control of either of the Teams may be transferred in any manner permitted by Law and by the NFL without the prior consent of Naming Rights Partner.
(ii)    StadCo may sublicense any of its intellectual property rights arising under this Agreement, without the prior written consent of Naming Rights Partner, for purposes of facilitating the use or exploitation thereof for the benefit of StadCo as contemplated under this Agreement, provided that no such sublicense shall relieve StadCo of any of its obligations to Naming Rights Partner under this Agreement.
(iii)    StadCo shall have the right to Assign this Agreement and any or all of its rights under this Agreement, including its right to receive payments from Naming Rights Partner under this Agreement, without the prior written consent of Naming Rights Partner, to any bank, lending or financing institution, or any other lender; any guarantor or insurer of any financing; or any trustee, collateral agent, fiduciary, or other entity appointed in connection with such financing (each, a “Finance Counterparty”) to secure any indebtedness of StadCo, including any securitization (each, a “Financing”). If StadCo notifies Naming Rights Partner of any such Assignment to a Finance Counterparty, then Naming Rights Partner shall, if and when requested by any such Finance Counterparty in writing, pay all amounts payable to StadCo by Naming Rights Partner under this Agreement directly to such Finance Counterparty or designated servicer of any of the foregoing. In connection therewith, Naming Rights Partner shall provide such further assurances and additional documentation as is reasonably requested by such Finance Counterparty. Naming Rights Partner shall accept performance by any Finance Counterparty of any term, covenant, condition, or agreement to be performed by StadCo under this Agreement with the same force and effect as though performed by StadCo. No StadCo Default under this Agreement shall exist or shall be deemed to exist (A) as long as any Finance Counterparty, in good faith, shall have commenced to cure such default within thirty (30) days following receipt of notice of such default and is prosecuting the same to completion with commercially reasonable diligence and, in any event, cures such default within sixty (60) days following receipt of such notice; or (B) if possession of the Stadium is required in order to cure such default, or if such default is not susceptible of being cured by a Finance Counterparty’s direct action, as long as such Finance Counterparty, in good faith, shall have notified Naming Rights Partner within thirty (30) days following receipt of notice of such default that such Finance Counterparty intends to institute proceedings under the applicable security instruments to require StadCo or such other appropriate party to effect such cure, and, in any event, such default is cured within one hundred eighty (180) days following receipt of such notice.
(i)    Assignment by Naming Rights Partner. Naming Rights Partner shall not Assign or sublicense its interest in this Agreement or any of its rights or obligations under this Agreement without the prior written consent of StadCo; provided that (i) [***], provided that (A) [***], and (B) [***], and (ii) [***], provided that [***] and [***].
(j)    Media Releases. Any public statement, public announcement, or other media release to be issued in connection with this Agreement must be approved by both Parties in writing before its release. The Parties will agree in advance on any press announcements regarding this Agreement, as well as the timing of the release of any such announcements. The Parties contemplate issuing a mutually approved press release following the full execution of this Agreement.
(k)    Headings. The Paragraph and Section headings in this Agreement are for convenience only and shall not be used in the interpretation or be considered part of this Agreement.
(l)    Survival. The provisions set forth in Sections 2(c), 6, 10, 11, and 13 through 16, together with any other provisions of this Agreement (including payment provisions) that by their terms and nature are intended to survive such expiration or termination, shall survive the expiration or termination of this Agreement.
(m)    Entire Agreement. This Agreement, including all Schedules and Exhibits hereto, constitutes the entire agreement and understanding between the Parties with respect to the subject matter hereof and supersedes all prior agreements and understandings. All representations and negotiations relative to the matters contemplated by this Agreement are merged herein, and there are no contemporaneous understandings or agreements relating to the matters set forth herein other than those incorporated herein.
(n)    Governing Law; Venue. This Agreement shall be governed by and construed in accordance with the Laws of the State of California without regard to its conflict-of-laws provisions. For purposes of Section 15(c), and to enforce or confirm any arbitration award rendered or to pursue or enforce injunctive relief pursuant to Section 15(c), each Party hereby submits to the exclusive jurisdiction of the state or federal courts located in Los Angeles, California, and waives any objection based on venue or forum non conveniens with respect to any action instituted in such courts.
(o)    Amendments/Modification. This Agreement may not be amended or modified, except by written agreement executed by both Parties.
(p)    Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered electronically by fax or by email as a .PDF attachment, and all such counterparts shall be deemed, and shall have the same legal force and effect as, an original counterpart.
(q)    Exculpation. Naming Rights Partner agrees that, in pursuing its rights and remedies against StadCo under this Agreement, it shall look only to StadCo or its property for the satisfaction of Naming Rights Partner’s remedies, and Naming Rights Partner will not have recourse against or otherwise look to the property or assets of any of StadCo’s current or future equity holders, officers, directors, or employees, disclosed or undisclosed.
(r)    No Inferences. Each Party is represented in this transaction by separate counsel, and the Parties have participated jointly in the negotiation and drafting of this Agreement. If there is an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring either Party by virtue of the authorship of any provisions of this Agreement. No prior draft of this Agreement, or any negotiations or proceedings in pursuit of this Agreement, shall be offered or received as evidence to explain, construe, interpret, contradict, or clarify the terms of this Agreement or the intent of the Parties or their respective counsel.
(s)    Waiver of Jury Trial. Each Party hereby knowingly and voluntarily waives any rights to a trial by jury in any action, proceeding, or counterclaim brought by either Party against the other Party on, or in respect of, any matter whatsoever arising out of or in any way connected with this Agreement or any document or instrument delivered in connection with this Agreement or the relationship of the Parties under this Agreement.
(t)    General Interpretive Principles. Except as otherwise provided in this Agreement or unless the context otherwise requires, (i) the terms defined in Section 1 have the meanings assigned to them in Section 1 and include the plural as well as the singular; (ii) the use of any gender shall be deemed to include the other genders; (iii) accounting terms have the meanings assigned to them in accordance with generally accepted accounting principles, consistently applied; (iv) references to “Sections,” “subsections,” “paragraphs,” and other subdivisions without reference to a document are to designated sections, subsections, paragraphs, and other subdivisions of this Agreement; (v) a reference to a subsection without further reference to a section is a reference to such subsection as contained in the same section in which the reference appears, and this rule also shall apply to paragraphs and other subdivisions; (vi) the words “herein,” “hereof,” “hereunder,” and other words of similar import refer to this Agreement as a whole and not to any particular provision; (vii) the word “including” means “including, but not limited to”; (viii) the words “not including” mean “excluding only”; (ix) the word “or” means “and/or” unless the context clearly prohibits that construction; (x) any approval or consent of a Party required under this Agreement shall be deemed to mean the approval or consent of such Party, in its sole discretion, and such Party will not be liable for withholding or delaying such approval or consent, or denying any request for such approval or consent; and (xi) when the term “commercially reasonable efforts” is used with respect to the obligation of either Party to cause any action or inaction by a third party, or is otherwise dependent on the actions or inactions of any third party, such term does not include the obligation of such Party to expend any material sum, and such Party will not be in breach of this Agreement if such commercially reasonable efforts fail as the result of any such action or inaction of any such third party.
(u)    Further Assurances. Each of Naming Rights Partner and StadCo shall execute, acknowledge, and deliver, without additional consideration, such further assurances, instruments, and documents, and shall take such further actions, as the other Party shall reasonably request in order to fulfill the intent of this Agreement and the transactions contemplated hereby.
(v)    Time is of the Essence. With regard to all dates, deadlines, and time periods set forth or referred to in this Agreement, time is of the essence.
(w)    Expenses. Each Party shall bear its own expenses in connection with this Agreement, and (except as set forth in this Agreement) the transactions contemplated hereby.
(x)    No Team or Stadium Event Representations, Warranties, or Covenants. Naming Rights Partner acknowledges that StadCo has neither made nor is making any representations, warranties, or covenants of any nature whatsoever regarding (i) the present or future performance of the Teams, (ii) the identity or playing ability or availability for any given home game of any of the present or future players of the Teams, (iii) attendance at home games of the Teams, (iv) any other similar or related matters regarding the performance, operations, or management of the Teams, (v) the identity of any performers who may participate in, or perform at, any Stadium events, or (vi) the attendance at any such Stadium events. Naming Rights Partner further acknowledges that it is knowingly taking and accepting the risk that future management decisions by the owners of each Team and other members of their respective management may adversely affect the performance of each Team.
(y)    No Consultants. Naming Rights Partner and StadCo each represent and warrant to the other that, except for [***] (“[***]”), who is employed by StadCo or its Affiliate, and [***] (“[***]”), who is employed by Naming Rights Partner, such Party has employed no brokers, finders, consultants, or financial advisers in respect of the transaction contemplated hereby.

StadCo or its Affiliate shall be responsible for the payment of all fees or commissions to [***] and Naming Rights Partner shall be responsible for the payment of all fees or commissions to [***].
(Signatures on following page)

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

STADCO

STADCO LA, LLC

By:	/s/ Jason S. Gannon
Jason S. Gannon
Managing Director

NAMING RIGHTS PARTNER

SOCIAL FINANCE, INC.

By:	/s/ Anthony J. Noto
Anthony J. Noto
Chief Executive Officer

SCHEDULE 1
DEPICTION OF THE STADIUM PLAZAS
[***]
Schedule 1-1

SCHEDULE 2
NAMING RIGHTS ASSETS
[***]
Schedule 2-1

SCHEDULE 3
TEAM ASSETS
[***]
Schedule 3-1

SCHEDULE 4
NAMING RIGHTS PARTNER MARKS
[***]
Schedule 4-1

SCHEDULE 5
STADIUM MARKS
(INCLUDING STADIUM LOGOS)
[***]
Schedule 5-1

SCHEDULE 6
TEAM MARKS
[***]
Schedule 6-1

EXHIBIT A
NAMING RIGHTS PARTNER SIGNAGE PLAN
[***]
Exhibit A - 1